UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12

FIRST COMMUNITY BANKSHARES, INC.

(Name of Registrant as Specified in Its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

NOTICE OF 2026 ANNUAL MEETING OF SHAREHOLDERS

April 28, 2026, at 2:00 p.m. Eastern Daylight Time

March 11, 2026

To First Community Bankshares, Inc. Shareholders:

First Community Bankshares, Inc.’s Annual Meeting of Shareholders will be held at the First Community Bankshares, Inc. Corporate Center located at 29 College Drive, Bluefield, Virginia, 24605, at 2:00 p.m. Eastern Daylight Time on Tuesday, April 28, 2026.

At the Annual Meeting shareholders will:

•	Vote on the election of two (2) directors to serve as members of the Board of Directors, Class of 2029;

•	Vote on a non-binding, advisory basis to approve the compensation of the Corporation’s named executive officers;

•	Vote on a non-binding, advisory basis to approve the frequency of future advisory approvals of the Corporation's executive compensation;

•	Vote on ratification of the selection of the independent registered public accounting firm for 2026; and

•	Transact other business that may properly come before the meeting.

Shareholders of record at the close of business on February 27, 2026, will be entitled to vote at the Annual Meeting and any adjournments.

/s/Sarah W. Harmon
Sarah W. Harmon
Secretary

IMPORTANT NOTICE

REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON

April 28, 2026

The proxy materials for this Annual Meeting of Shareholders of First Community Bankshares, Inc., consisting of the proxy statement, annual report, and proxy card are available online at www.firstcommunitybank.com under Investor Relations.

All persons attending the 2026 Annual Meeting must present photo identification.  Advance registration instructions for attending the 2026 Annual Meeting are set forth on page 50 of this proxy statement.  These requirements must be followed if your shares are held for you by a bank, broker, or other institution.

WHETHER OR NOT YOU ATTEND THE ANNUAL MEETING, YOUR VOTE IS IMPORTANT TO FIRST COMMUNITY BANKSHARES, INC. YOU MAY VOTE BY THE FOLLOWING METHODS:

1.	By telephone: (800) 690-6903 until 11:59 p.m. Eastern Daylight Time on April 27, 2026;

2.	On the Internet at http://www.proxyvote.com until 11:59 p.m. Eastern Daylight Time on April 27, 2026; or

3.

If you requested printed copies of the proxy materials, complete, sign and return the enclosed proxy card as promptly as possible whether or not you plan to attend the Annual Meeting. An addressed return envelope is enclosed for your convenience.

FIRST COMMUNITY BANKSHARES, INC. ENCOURAGES SHAREHOLDERS TO SUBMIT THEIR PROXIES IN ADVANCE OF THE ANNUAL MEETING. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE TIME IT IS VOTED.

First Community Bankshares, Inc.

29 College Drive

P. O. Box 989

Bluefield, Virginia 24605-0989

March 11, 2026

Dear Shareholder,

You are invited to attend the 2026 Annual Meeting of Shareholders of First Community Bankshares, Inc. (the “Corporation”) to be held on Tuesday, April 28, 2026, at 2:00 p.m. Eastern Daylight Time at the First Community Bankshares, Inc. Corporate Center located at 29 College Drive, Bluefield, Virginia.

The Annual Meeting will begin with discussion and voting on the matters set forth within the accompanying Notice of Annual Meeting and discussion of other business matters properly brought before the meeting.

If you plan to attend the Annual Meeting, please follow the registration instructions on the last page of this proxy statement.  All persons attending the Annual Meeting must present photo identification.  Advance registration instructions for attending the Annual Meeting are set forth on page 50 of this proxy statement.  These requirements must be followed if your shares are held for you by a bank, broker, or other institution.

Whether or not you plan to attend, please ensure that your shares are represented at the meeting by promptly voting and submitting your proxy by telephone, on the Internet, or, if you requested printed copies of the proxy materials, by completing, signing, dating, and returning your proxy card in the enclosed envelope.

Very truly yours,

/s/ William P. Stafford, II
William P. Stafford, II
Chairman of the Board

PROXY STATEMENT

First Community Bankshares, Inc.

29 College Drive

P. O. Box 989

Bluefield, Virginia 24605

The Board of Directors (the "Board") of First Community Bankshares, Inc. (the “Corporation”) solicits the enclosed proxy for use at the Annual Meeting of Shareholders of the Corporation (the “Annual Meeting”), which will be held on Tuesday, April 28, 2026, at 2:00 p.m. Eastern Daylight Time at the First Community Bankshares, Inc. Corporate Center, located at 29 College Drive, Bluefield, Virginia, and at any adjournment thereof.

The expenses of solicitation of proxies for the Annual Meeting will be paid by the Corporation. In addition to mailing of proxy materials, solicitation may be made in person, by telephone, or by other means by officers, directors, or employees of the Corporation.

This proxy statement and the proxies solicited hereby are being first delivered or made available to shareholders of the Corporation on or about March 11, 2026.

Voting

Shareholders of record may vote by proxy by mail, in person at the Annual Meeting, by telephone or by Internet. Shares of common stock (par value $1.00 per share) (“Common Stock”) represented by properly executed proxies, if timely returned by mail, by telephone or by Internet, and not subsequently revoked, will be voted at the Annual Meeting in accordance with the shareholder’s instructions contained therein. In the absence of contrary instructions, shares represented by such proxies will be voted FOR the election of the two (2) directors nominated by the Board of Directors and named in this proxy statement; FOR approval, on a non-binding, advisory basis, of the Corporation’s executive compensation; FOR approval, on a non-binding advisory basis, of a frequency of every one (1) year for future shareholder advisory votes on the Corporation’s executive compensation;  and FOR ratification of Crowe, LLP as the Corporation's independent registered public accounting firm.

Any shareholder may revoke their proxy at any time before it is voted by filing written notice of revocation with the Secretary of the Corporation, by delivering to the Corporation a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. If your shares of the Corporation’s Common Stock are held for you in a brokerage, bank, or other institutional account, you must obtain a proxy from that institution, bring it with you to the Annual Meeting, and submit it with your ballot in order to be able to vote your shares at the Annual Meeting.

The Board has fixed February 27, 2026, as the record date for shareholders entitled to notice of the Annual Meeting. Shares of Common Stock outstanding on the record date are entitled to be voted at the Annual Meeting, and the holders of record on the record date will have one vote for each share so held in the matters to be voted upon by the shareholders.  As of the close of business on February 27, 2026, the outstanding shares of the Corporation consisted of 19,075,028 shares of Common Stock.

The presence in person or by proxy of a majority of the shares of the Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are counted as present for purposes of determining a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Directors are elected by a plurality of the votes cast at a shareholders’ meeting with a quorum present. The two (2) persons who receive the greatest number of votes of the holders of Common Stock represented in person or by proxy at the Annual Meeting for the class of 2029 will be elected directors of the Corporation. Because this is an uncontested election, if a nominee for director does not receive a greater number of votes “for” their election than votes “withheld” from their election, the director shall promptly tender her or his resignation to the Board of Directors. The Board’s Governance and Nominating Committee (the "GNC") shall make a recommendation to the Board of Directors as to whether to accept or reject the tendered resignation or whether other action should be taken. The advisory approval of the Corporation’s executive compensation program and the ratification of the independent registered public accounting firm each require that the number of votes cast in favor of the proposal exceed the number of votes cast against. The advisory approval of the frequency for future shareholder advisory votes on the Corporation’s executive compensation requires that the shareholder choose a preferred frequency of one (1) year, two (2) years, or three (3) years, or, alternatively, the shareholder may abstain. The frequency with the highest number of votes cast is deemed as the non binding, advisory frequency selected by the shareholders for future advisory votes on executive compensation. Except as stated above regarding the presence of a quorum, abstentions and broker non-votes will have no effect on any of the proposals set forth in this proxy statement.

If the shares you own are held in “street name” (that is, through a brokerage firm, bank, or other nominee) you may vote your shares by following the instructions provided by the nominee. As the record holder of your shares, your nominee is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions provided to you by your nominee, many of which offer the option of voting online or by telephone. Under the current rules of the NASDAQ Stock Market LLC or NASDAQ, if you do not give instructions to your nominee, it will only be able to vote your shares for the ratification of the independent registered public accounting firm, and it will be prohibited from voting your shares on the remaining matters brought before the meeting.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board is currently comprised of eight (8) directors, including six (6) non-management directors, divided into three (3) classes with staggered terms: the class of 2026, consisting of two (2) directors; the class of 2027, consisting of three (3) directors; and the class of 2028, consisting of three (3) directors. Accordingly, two (2) directors will be elected to the class of 2029 and will serve until the 2029 Annual Meeting. The two (2) directors from the class of 2026 are each nominated for re-election into the class of 2029.

The Board has adopted a policy which requires that a nominee for director in an uncontested election who does not receive a greater number of votes “for” election than votes “withheld” promptly tender her or his resignation to the Board. The GNC shall make a recommendation to the Board of Directors as to whether to accept or reject the tendered resignation or whether other action should be taken.  The full text of this policy can be found in the Governance and Nominating Committee Charter available on the Corporation's website www.firstcommunitybank.com under Investor Relations.

In the event any nominee is unable or declines to serve as a director at the time of the Annual Meeting, all proxy votes for that individual will be voted for an alternate nominee designated by the present Board to fill the vacancy. Unless contrary instructions are given by a shareholder who signs and returns a proxy, in the event more than two (2) persons are nominated for election as directors, the proxy holder shall assume the shareholder intended to vote all shares represented by that proxy for the nominees listed herein, or for any alternates nominated by the Board. All nominees named herein have consented to be named and to serve as directors if elected.

As defined by Item 401(d) of Regulation S-K, no director or executive officer of the Corporation is closely related to any other director or executive officer of the Corporation by blood, marriage, or adoption.

The table set forth below describes each director and nominee, including their age; the applicable director class, which is based upon the year in which their term of service expires; and title. A biography describing each director’s and each nominee’s qualifications and business background is set forth below the table. The Corporation does not know of any reason why any nominee would be unable to serve as a director.

Members of the Corporation’s Board of Directors are expected to have the appropriate skills and characteristics necessary to function in the Corporation’s current operating environment and contribute to its future direction and strategies. In furtherance of this objective, the GNC periodically assesses the skills, experience, and attributes needed on the Board to effectively oversee the Corporation's business strategy, risk profile, and regulatory environment, both currently and over the long term.  These include legal, financial, management and other relevant skills.

In addition, the Corporation looks to achieve a diversified Board, including members with varying experience, age, perspective, residence, background, and other demographic characteristics. The GNC believes that a Board composed of directors with diverse professional experiences, viewpoints, and backgrounds enhances the quality of Board deliberations and decision-making.  All members of the Corporation’s Board also serve as directors for the board of the Corporation’s banking subsidiary.

Name and Title	Age	Director of Corporation Since	Class of Directors
C. William Davis, Director	78	2015	2027
Samuel L. Elmore, Director	79	2013	2028
Richard S. Johnson, Director	76	2008	2028
Gary R. Mills, President and Director Nominee	58	2016	2026
Harriet B. Price, Director	63	2021	2027
M. Adam Sarver, Director Nominee	49	2015	2026
William P. Stafford, II, Chief Executive Officer and Director (Chairman)	62	1994	2027
Beth A. Taylor, Director	70	2022	2028

Director Skills Matrix

In evaluating director nominees and the overall composition of the Board, the GNC considers a range of skills, experiences, and attributes that are important to the oversight of a community bank holding company. This assessment is informed by the Corporation's strategic priorities, evolving regulatory and risk environment, and the Board's annual self-evaluation process.  The GNC uses this assessment to identify areas of expertise that are important to effective Board oversight and to evaluate whether the Board's collective skill set remains aligned with the Corporation's needs.

The matrix below highlights key skills and areas of experience represented on the Board that the Board believes are particularly relevant to First Community Bankshares, Inc.’s business, strategy, risk profile, and regulatory environment. Additional information regarding each Director’s background, experience, and qualifications is provided in the biographical information that follows. While each Director brings individual perspectives and strengths, the Board values the collective experience and judgment reflected in the aggregate skill set of the Board.

	Davis	Elmore	Johnson	Mills	Price	Taylor	Sarver	Stafford

Financial Industry Experience.  Experience in community banking, financial services, or related regulated industries provides Directors with a practical understanding of relationship‑based banking models, local market dynamics, and regulatory expectations applicable to community financial institutions. This experience enhances the Board’s ability to oversee lending practices, asset quality, capital management, growth strategies, and compliance in a highly regulated environment while maintaining a focus on serving local communities.

	X	X	X	X			X	X

Business Leadership and Operations.  Experience serving in senior leadership roles provides Directors with a practical understanding of day‑to‑day operations, strategic planning, and organizational management within a community bank environment. This experience supports effective oversight of operating performance, branch and market operations, expense management, and execution of strategic initiatives while maintaining a strong focus on customer service and community engagement.

		X	X	X	X		X	X

Business Ethics.  Experience with business ethics and integrity‑driven leadership is particularly important in a community bank environment, where trust, reputation, and long‑standing customer relationships are critical. This experience supports the Board’s oversight of corporate culture, compliance, and conduct risk, and promotes adherence to high ethical standards, regulatory expectations, and responsible decision‑making throughout the organization.

	X	X	X	X	X	X	X	X
Technology/Cybersecurity. Experience understanding and overseeing information technology and cybersecurity matters is critical for community banks as they adopt digital banking solutions while safeguarding sensitive customer information. This experience assists the Board in overseeing investments in core banking systems, digital delivery channels, data protection, and cybersecurity risk management, as well as compliance with regulatory expectations related to information security and operational resilience.			X	X	X		X

Human Capital Management and Compensation.  Experience with human capital management assists the Board in overseeing succession planning, talent development, and executive compensation in a community banking context where employee relationships and local market knowledge are essential. This experience supports oversight of workforce planning, incentive alignment, leadership continuity, and compensation practices that attract and retain talent while reinforcing prudent risk‑taking and long‑term value creation.

	X	X	X	X	X	X	X	X

Finance and Accounting.  Expertise in finance, accounting, capital management, and financial reporting enables Directors to effectively oversee the financial condition and performance of a community bank or holding company. This experience supports oversight of capital adequacy, asset quality, liquidity, earnings performance, budgeting, and internal controls, as well as accurate financial reporting and compliance with regulatory and accounting standards.

		X	X	X	X

Legal, Governance, and Public Policy.  Understanding the legal, regulatory, and public policy environment applicable to community banks enables the Board to oversee compliance with complex and evolving banking laws and regulations. This experience supports effective governance, regulatory relations, risk oversight, and strategic planning by incorporating current and potential changes in banking regulation, supervisory expectations, and public policy.

	X		X			X		X

Risk Management.  Experience identifying, managing, and mitigating key strategic, credit, operational, compliance, and reputational risks promotes effective Board oversight in a community banking environment. This experience supports the Board’s ability to evaluate risk appetite, monitor asset quality and credit concentrations, oversee internal controls, and balance growth opportunities with the safety and soundness of the institution.

	X	X	X	X	X	X	X	X

DIRECTOR NOMINEES FOR THE CLASS OF 2029

Gary R. Mills, President, First Community Bankshares, Inc. and Chief Executive Officer and President, First Community Bank, Bluefield, Virginia.

Mr. Mills has served as President of the Corporation since August 31, 2013 and currently serves as Chief Executive Officer and President of First Community Bank. Mr. Mills has been employed by the Corporation and/or one of its subsidiaries since 1998. Mr. Mills served as Market President of the Princeton Division of First Community Bank from 1998 until 2005, Senior Vice President of Credit Administration from 2005 to 2006, and most recently as Chief Credit Officer from 2007 until his appointment as Chief Executive Officer. Mr. Mills is a Certified Public Accountant and holds a Bachelor of Science in Business Administration with a concentration in Accounting from Concord College (now University).  Mr. Mills is a member of the American Institute of Certified Public Accountants and the West Virginia Society of Certified Public Accountants.

Mr. Mills’ relevant experience qualifying him for service as a director includes: more than thirty-five (35) years of experience in the financial services industry, during which he has worked in, or been responsible for, many functional areas including without limitation, Internal Audit, Credit Analysis, Trust, Human Resources, Market Management, and Credit Administration Management; extensive civic and community involvement; and more than ten (10) years of board service for the Corporation’s banking subsidiary.

M. Adam Sarver, Real Estate Developer and Businessman, Princeton, West Virginia.

Mr. Sarver was appointed to serve on the Board on August 25, 2015. Mr. Sarver received his Bachelor of Science in Communication Studies in 2000 from West Virginia University. Mr. Sarver has served on the Board of Directors of the Corporation’s banking subsidiary since 2014. He owns and manages several businesses in Southern West Virginia including Main Street Builders, LLC; Eastern Door & Glass, LLC; Longview Properties, LLC; Clover Leaf Properties, LLC; and Eastern Aluminum Fabrication, LLC, which are focused on real estate development coupled with residential and commercial construction and development. Mr. Sarver serves as a Director of the H. P. and Anne S. Hunnicutt Foundation, Inc.  Mr. Sarver also currently serves as a Director for a variety of other businesses, civic and charitable organizations in the region, including the Tiger Athletic Foundation, Princeton Salvation Army Advisory Board (past Chairman) and the First United Methodist Church. He was previously a Director for the Princeton – Mercer County Chamber of Commerce.

Mr. Sarver’s relevant experience qualifying him for service as a director includes: a broad range of business, financial, and related experience associated with operating multiple business interests and extensive civic and community service on a variety of boards.

The Board of Directors unanimously recommends a vote FOR the nominees set forth above.

INCUMBENT DIRECTORS

C. William Davis, Former Attorney, Richardson & Davis, PLLC, Bluefield, West Virginia.

Mr. Davis was appointed to serve on the Board on August 25, 2015. Mr. Davis graduated from the Virginia Military Institute in 1970, with a Bachelor of Science in Civil Engineering and from Washington & Lee University School of Law in 1973, with a Juris Doctor degree. Mr. Davis retired from the practice of law in December 2025.  He was formerly a member of Richardson & Davis, PLLC and practiced law, primarily in the areas of civil litigation, commercial transactions, trusts and estates, and banking. Mr. Davis has served as a Director of the Corporation since 2015, of the Corporation’s banking subsidiary since 1990, and of a predecessor bank from 1987 to 1990. Mr. Davis has served as a Director for a variety of business and professional organizations in the region, including Bluefield Supply Company, Flat Top Insurance Agency, the Defense Trial Counsel of West Virginia, Inc., and the West Virginia State Bar Board of Governors.

Mr. Davis’ relevant experience qualifying him for service as a director includes: a broad range of business, legal, banking, and regulatory related issues encountered in the practice of law; extensive civic and community service; and more than thirty-five (35) years of board service in the banking industry.

Samuel L. Elmore, Former Executive Vice President and Chief Credit Officer, First Community Bank, Beckley, West Virginia.

Mr. Elmore received a Bachelor of Science in Business Management and Marketing in 1970 from the University of Charleston. Prior to joining First Community Bank, Mr. Elmore served as President, Citizens Southern Bank, Beckley, West Virginia; President and Chief Executive Officer, Charleston National Bank, Charleston, West Virginia; Vice President, Key Centurion Bancshares, Huntington, West Virginia; and President and Chief Operations Officer, Beckley National Bank, Beckley, West Virginia. Mr. Elmore also served in the United States Army from 1964 to 1967. Mr. Elmore is the Vice Chairman and Lead Independent Director of First Community Bankshares, Inc. and the Board of First Community Bank.  He has previously served on the Boards of The United Way of Beckley, Beckley Area Foundation, Raleigh General Hospital, Raleigh County Community Action, Pinecrest Development Corporation, Raleigh County Commission on Aging, and the Virginia’s Automated Clearing House Association.

Mr. Elmore’s relevant experience qualifying him for service as a director includes: more than forty (40) years of experience in the community banking industry, including service as an auditor, Chief Executive Officer, President, Chief Operations Officer, Chief Financial Officer, and Chief Credit Officer; prior experience with acquisitions and mergers; and experience in a variety of offices held with increasing management responsibilities during his banking career.

Richard S. Johnson, Chairman, President and Chief Executive Officer, The Wilton Companies, Richmond, Virginia.

Mr. Johnson earned a Bachelor of Science in Business Administration from the University of Richmond, Richmond, Virginia in 1973, with concentrations in Economics and Finance, and graduated with a Master of Science from Virginia Commonwealth University, Richmond, Virginia in 1977, with a concentration in Real Estate and Urban Land Development.  Mr. Johnson has been the President and Chief Executive Officer of The Wilton Companies, a real estate investment, development, brokerage and management group of companies, since 2002. He assumed the role of Chairman of The Wilton Companies in 2010.  Prior to joining The Wilton Companies, Mr. Johnson served as President of Southern Financial Corp. of Virginia from 1985 to 2002 and Chairman of the Board of Southern Title Insurance Corporation from 1980 to 1985.  Mr. Johnson currently serves as a Director of First Community Bankshares, Inc., First Community Bank, The Wilton Companies, Inc.,  The Wilton Companies, LLC, and numerous subsidiaries of the Wilton Companies.  Mr. Johnson serves as a Director and Board Chair of the American Civil War Museum.  Mr. Johnson also serves as the Director Emeritus of Ducks Unlimited, Inc. and further serves as Emeritus Trustee of the Board of Trustees for the University of Richmond.  He has previously served as a director/trustee of the State Fair of Virginia, the Children’s Museum of Richmond, Omicron Delta Kappa, a National collegiate honor society, Ducks Unlimited Canada, Landmark Apartment Trust of America, and the City of Richmond Economic Development Authority, where he previously held the seat of Chairman.

Mr. Johnson’s relevant experience qualifying him for service as a director includes his background in: long-range planning, various aspects of mortgage underwriting, marketing, and mortgage portfolio servicing; previously chairing the Economic Development Authority of the City of Richmond, Virginia; past service as a director and Finance Committee member of Ducks Unlimited, Inc. and Ducks Unlimited Canada; having served in various state and national senior officers roles with Ducks Unlimited, Inc., including without limitation member of the Finance and Audit Subcommittee and most recently Assistant Treasurer; and previous service as a director and Audit Committee member of the Apartment Trust of America.

Harriet B. Price, Chief Financial Officer, Price-Williams Realty, Inc., Radford, Virginia.

Ms. Price was appointed to serve on the Boards of both the Corporation and First Community Bank effective January 1, 2021. Ms. Price received a Bachelor of Science in Accounting from Virginia Polytechnic Institute and State University. She is a certified public accountant and active in the executive management of Price-Williams Realty, Inc.  In 2024, Ms. Price completed the Bank Director Certification Program.

Ms. Price takes pride in serving her community through her mentoring of students in accounting at Virginia Tech and Radford University over the past twenty-five years, previously serving on the City of Radford Executive Chamber Board, and volunteering in Radford City Schools.

Ms. Price’s relevant experience qualifying her for service as a director includes: more than twenty-five (25) years’ experience in business management and accounting and extensive civic and community service.

William P. Stafford, II, Chief Executive Officer, First Community Bankshares, Inc., Bluefield, Virginia and Attorney, Brewster Morhous PLLC, Bluefield, West Virginia.

Mr. Stafford is a graduate of Virginia Polytechnic Institute and State University, Blacksburg, Virginia, and holds a Bachelor of Science in Mechanical Engineering. He also holds a Juris Doctor, cum laude, from Washington & Lee University School of Law, Lexington, Virginia. Mr. Stafford is a member of Brewster Morhous PLLC and practices law on a limited basis primarily in the areas of commercial transactions, commercial lending, banking, creditor’s rights, and trusts and estates.  Mr. Stafford has served as Chief Executive Officer of the Corporation since his appointment by the Board in August 2013. He currently serves as Chairman of the Board of the Corporation and Chairman of the Board of the Corporation’s banking subsidiary. Mr. Stafford serves as Director and Corporate Secretary of the H. P. and Anne S. Hunnicutt Foundation, Inc., Princeton Machinery Service, Inc., and Melrose Enterprises, Ltd. He is a member of Stafford Farms, LLC, Vermillion Development, LLC, and Walnut Hill, LLC, which include real estate and agricultural holdings. Mr. Stafford is a partner in Legal Realty, A Partnership.  Mr. Stafford previously served as a member of the West Virginia Infrastructure and Jobs Development Council, as a council member and Mayor of the City of Princeton, West Virginia, and currently serves as the chairman of the Princeton, West Virginia Economic Development Authority.  Mr. Stafford has served, and continues to serve, on numerous other church, civic, and community service boards and commissions.

Mr. Stafford’s relevant experience qualifying him for service as a director includes: a broad range of regulatory, business, legal and banking related issues encountered in the practice of law and personal business endeavors; extensive state and municipal government service; extensive civic and community service; service as an executive officer of the Corporation since 2013; and service as a member of the Board of Directors of the Corporation since 1994.

Beth A. Taylor, Mayor of the Town of Wytheville, Virginia.

Dr. Taylor earned a Nursing Degree from Samford University in Birmingham, Alabama in 1976 and a Bachelor of Science from University of Alabama in Birmingham, Alabama in 1985.  She then attended medical school at the University of South Alabama in Mobile, Alabama, earning her Doctor of Medicine in 1989.  She also received certifications in Internal Medicine (1992) and Gastroenterology (1995) from the University of South Alabama.  Dr. Taylor spent her medical career in private practice, focusing on gastroenterology.  She retired from medical practice in 2015.

In August 2016, Dr. Taylor was elected to the Town Council of the Town of Wytheville, Virginia and on July 30, 2018, she was elected as the first female Mayor of the Town of Wytheville, Virginia.  In January 2023, Dr. Taylor was re-elected as Mayor of Wytheville for another four (4) year term.  During her tenure with the Town, Dr. Taylor has, at various times, served on multiple committees, including, without limitation the Crossroads Regional Industrial Development Authority, District Three Committee, Beautification Committee, Budget and Finance Committee, and Tree Advisory Committee.   She also routinely attends meetings of the Joint Industry Development Authority and the Regional Water Authority and Planning Commission.  She also serves as the Trustee and a member of the Financial Committee of St. John's Church.  Dr. Taylor currently serves on the Boards of both the Corporation and First Community Bank.

Dr. Taylor’s relevant experience qualifying her for service as a director includes a broad range of business, financial, and related experience obtained while in private medical practice; extensive civic and community service; and extensive municipal government service, including service directly related to community development activities.

Director Qualifications and Experience

In recommending director nominees for shareholder election, the GNC evaluates each nominee's qualifications and experience in light of the Board's assessed needs and the skills and attributes identified through its ongoing review of Board composition.  As part of its ongoing responsibilities, the GNC periodically reviews the overall composition of the Board to assess whether its collective skills, experience, and perspectives remain aligned with the Corporation's evolving strategic, regulatory, and risk-oversight needs.  The GNC seeks to ensure that the slate of nominees, when considered together with incumbent directors, reflects a complementary and balanced mix of skills, expertise, and perspective that supports effective oversight of the Corporation's strategy, risk management, regulatory compliance, and long-term shareholder interests.  The GNC is committed to presenting for shareholder consideration a slate of nominees who, taken together with current Directors, have the experience, qualifications, attributes, and skills appropriate for functioning effectively as a board and as liaisons to the customers and communities the Corporation serves. The GNC regularly reviews the composition of the Board in light of the Corporation’s evolving needs, its assessment of the Board’s performance, and the input of shareholders. In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by shareholders, the GNC considers a number of criteria, including, but not limited to, the candidate’s integrity, business acumen, age, experience, education, involvement in the communities served by the Corporation, relationships and familiarity with the Corporation’s customers, commitment to the Corporation, previous and current customer relationship(s) with the Corporation's banking subsidiary, diligence, geographic representation, conflicts of interest, strong professional reputation and record of achievement, significant investment in or experience with the Corporation, ability and commitment to devote sufficient time and energy to Board service, and ability to act in the interests of all shareholders, rather than focusing on representation of a particular group, issue or interest. Additionally, the GNC must ensure that the composition of the Board and its committees satisfies SEC, NASDAQ, and banking regulatory standards, including those related to director independence. Further examples of individual qualifications and experience considered by the GNC include the candidate’s professional standing in their chosen field and in the communities served by the Corporation, expertise in the financial services industry, civic and community involvement in the communities served by the Corporation, leadership skills, and intelligence. The GNC also strives to accomplish broad geographic representation from the communities and markets the Corporation serves and seeks candidates who can help ensure the Board remains knowledgeable and intimately involved in the banking affairs of those customers and communities. The GNC also seeks candidates with a representative mix of skills in finance, technology, marketing, community and business affairs, human resources, risk management, and governance.

The GNC seeks to ensure that there is diversity of thought among directors. Having diversity of thought results in more thorough analysis of each issue and better decisions, which in the long-term results in greater shareholder value. Consistent with its governance policies, the GNC considers diversity of experience, background, perspective, and skills as part of its director nomination process, together with professional qualifications and expertise.  The GNC believes that diversity of thought stems from many factors, including professional experience, life experience, socio-economic background, gender, race, religion, nationality, skill set, and geographic representation. The GNC does not assign specific weights to particular factors, and no particular factor is necessarily applicable to all prospective nominees. The Corporation believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge, and abilities that will allow the Board to fulfill its responsibilities. The diversity of the Board is evaluated on a continuing basis by assessing whether varying viewpoints are routinely presented, evaluating the individual performance and contributions of each Director, and ensuring that varying perspectives are presented on key issues.

The GNC believes that the background and qualifications of the current director nominees, considered as a group, reflect the skills and diversity of experience necessary for effective governance of the Corporation.

Recommendations for Director Candidates

The GNC’s practice is to consider all shareholder recommendations for director candidates which are received prior to February 15th each year. Any such recommendations should be sent to the GNC, c/o Secretary of First Community Bankshares, Inc., P. O. Box 989, Bluefield, Virginia 24605-0989. The Corporation believes that directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the shareholders. The GNC also considers candidates recommended by current directors, officers, employees, and others. The GNC evaluates all nominees for director in the same manner and typically bases its initial review on any written materials submitted with respect to the candidate.

NON-DIRECTOR NAMED EXECUTIVE OFFICERS

Named executive officers who are not directors of the Corporation, including their title, age, and year they became an officer of the Corporation, are set forth in the chart below, which is followed by a brief biography describing each named executive officer’s business experience.

Name and Title	Age	Executive of the Corporation Since
Jason R. Belcher, Chief Operating Officer of Corporation and of First Community Bank	49	2016
David D. Brown, Chief Financial Officer of Corporation and of First Community Bank	51	2006
Sarah W. Harmon, Chief Administrative Officer, General Counsel, and Secretary of Corporation and of First Community Bank	43	2018

Jason R. Belcher, Chief Operating Officer of the Corporation and First Community Bank.

Mr. Belcher has served as an officer of First Community Bank since March 2, 2015, having previously served as Chief Risk Officer and Chief Administrative Officer. Mr. Belcher assumed the role of Chief Operating Officer of the Corporation on January 1, 2020. He has been employed by the Corporation’s banking subsidiary since 2005, in various roles including Market President, Finance and Tax Director, and Treasurer. Mr. Belcher, a Certified Public Accountant, earned his Bachelor of Science in Business Administration from West Virginia University in 1999 and a Master of Accounting and Information Systems Degree from Virginia Polytechnic Institute and State University in 2006.  In his community, Mr. Belcher serves in various roles for his church, including as a Deacon, Chairman of Deacons, and Chairman of the Finance Committee.  He is a former member of the church's Officers Committee. Mr. Belcher is a long time mentor to student athletes in his community and has previously coached several league, middle, and high school football, soccer, and basketball teams.  He previously served on the Board of Directors of the Tiger Athletic Foundation in Princeton, West Virginia.

David D. Brown, Chief Financial Officer of the Corporation and First Community Bank.

Mr. Brown has been Chief Financial Officer of the Corporation and First Community Bank since May 2006 and has been employed by the Corporation and/or one of its subsidiaries since 2005. Prior to joining the Corporation, Mr. Brown served in various positions including Corporate Auditor of United Bankshares, Inc. from 1999 to 2005. From 1997 to 1999, Mr. Brown practiced in the field of public accounting, concentrating his work on tax, accounting, and auditing across a variety of industries. Mr. Brown is a Certified Public Accountant and holds Master of Public Accountancy and Bachelor of Science degrees from West Virginia University.  Mr. Brown is a member of the American Institute of Certified Public Accountants and the West Virginia Society of Certified Public Accountants. In his community, Mr. Brown serves on the Carlock Pruett Athletic Foundation Board and previously served on the board of the Bluefield, Virginia Little League.  He has also coached middle school and Little League baseball and serves as a Virginia State Little League umpire.

Sarah W. Harmon, Chief Administrative Officer, General Counsel, and Secretary of the Corporation and First Community Bank.

Ms. Harmon has been employed by the Corporation’s banking subsidiary since 2013. She has served as General Counsel of First Community Bank since 2018 and General Counsel of the Corporation since 2020.  In 2021, Ms. Harmon was appointed Chief Administrative Officer for the Corporation and First Community Bank. In addition to her traditional General Counsel duties, Ms. Harmon provides executive oversight to the legal, compliance, and human resources departments. Ms. Harmon earned her Bachelor of Arts in the Interdisciplinary Studies of Behavioral Science and Business from Concord College (now University) in 2002, graduating summa cum laude as Valedictorian, her Juris Doctorate from Washington and Lee School of Law in 2006, graduating cum laude, and her Master of Business Administration from West Virginia University in 2017.  From 2021 to 2025, Ms. Harmon served as the District 10 Representative for the West Virginia State Bar Board of Governors, which includes service on various sub-committees. Since 2018, she has been a member of the ABA General Counsel Group; the Virginia Bankers Association Legal Affairs Committee, which she previously chaired; and the West Virginia Bankers Association Legislative Affairs and Government Relations Committee, which she currently chairs.  She has previously served as the Legislative Director for the Society for Human Resource Management, Appalachian Chapter of the Virginias Board of Directors and remains a member.  Ms. Harmon is involved in her community through volunteering and other support of local schools and youth athletics, and participation in civic and community events.  She previously served on the Board of Directors for Mother Goose Child Care Center.

OTHER KEY OFFICERS

In addition to the Corporation’s named executive officers, certain other key officers and executives of subsidiaries (collectively, the “Executive Management Team”) are integral to the smooth operation and continued success of the Corporation and its subsidiaries. Each member of the Executive Management Team is responsible for the oversight of several functional business units of the Corporation’s banking subsidiary and is primarily responsible for assessing and managing the Corporation’s risk exposure, under the supervision of the Board and its committees. In addition to the named executive officers, the Executive Management Team consists of the following officers of First Community Bank (the "Bank") and/or other subsidiaries:

Tamara L. Abel, Chief Mortgage Banking Officer of First Community Bank.

Ms. Abel has been employed by the Corporation’s banking subsidiary since 2003, having over twenty (20) years of experience in the banking industry. Previous roles include credit analyst, business development officer, small business lending, loan review manager, and vice president of credit administration.  As the Chief Mortgage Banking Officer (formerly, Senior Vice President - Mortgage Banking), Ms. Abel is responsible for the oversight and management of the Bank's mortgage banking operations, including development of policies and procedures that govern mortgage product design and underwriting criteria, compliance with applicable laws and regulations, origination of mortgage loans, and the direct supervision of the Mortgage Executive and the Mortgage Credit Executive. Ms. Abel obtained a Bachelor of Science in Business Administration with a concentration in Accounting from Concord College (now University) in 1986.

Derek A. Bonnett, Chief Risk Officer of the Corporation and First Community Bank.

Mr. Bonnett has been employed by the Corporation since 2016, having served as the Director of Internal Audit until being named the Chief Risk Officer in 2021.  He has over fifteen (15) years of experience providing risk management advice, insight, and assurance to financial institutions.  In his current role, Mr. Bonnett is responsible for oversight and administration of the Bank's enterprise risk management (ERM) program to ensure alignment of strategy and operations. Mr. Bonnett is a Certified Public Accountant, Certified Internal Auditor, and Certified Information Systems Auditor.  He holds a Bachelor of Science in Business Administration with a concentration in Accounting obtained from Concord University in 2010, from which he graduated valedictorian of his class.  He is a recipient of the Executive Leadership Certificate from the University of Pennsylvania’s Wharton School of Business and is a graduate, volunteer, and Capstone Advisor to students of the American Bankers Association’s Stonier Graduate School of Banking.

Kevin N. Cole, Chief Commercial Banking Officer of First Community Bank.

Mr. Cole was appointed Chief Commercial Banking Officer of the Bank on July 1, 2025, following the retirement of William C. Hopkins.  Mr. Cole provides oversight of commercial deposit generation, commercial lending and all related support services.  Immediately prior to his current role, Mr. Cole served as Senior Vice President/Regional Manager – Commercial Banking.  Mr. Cole has advanced through roles of increasing responsibility, including Branch Manager, Commercial Loan Officer, Sales and Service Leader, Commercial Sales Leader, and Market President since joining the Corporation’s banking subsidiary in April 2001.  Mr. Cole holds a Bachelor of Science in Business Administration from Concord College (now University) obtained in 2003 and is a graduate of the ABA Commercial Lending School.  Mr. Cole currently serves as Vice-Chairman of the Board of Directors of the Princeton Public Library and as a member and Chairman of the Budget and Finance Committee of Mt. Jackson Baptist Church in Athens, West Virginia.  Mr. Cole has previously served as a board member of various charitable and civic organizations in Mercer County, West Virginia.

Amy S. Hall, Chief Retail Banking Officer of First Community Bank.

Ms. Hall has been employed by the Corporation’s banking subsidiary, or a predecessor bank, since 1993 and served as Director of Branch Administration from 2012 to 2021 when she was named Chief Customer Service Officer.  In 2023, Ms. Hall assumed the duties of the Chief Retail Banking Officer.  As Chief Retail Banking Officer, Ms. Hall provides oversight to all functions of the branch network's deposit and retail loan operations and provides executive oversight of all market staff training, all operational procedures, and market network support. In addition, Ms. Hall is responsible for executive oversight of the banking subsidiary's Customer Care Center. Ms. Hall obtained her Associate Degree in Business Administration from Wilkes Community College in 1989.  Ms. Hall has announced her intent to retire in mid-2026.  Her duties have been currently assigned, on an interim basis, to other current executive officers including Jason Belcher, Sarah Harmon, and Derek Bonnett.

Samuel G. Hill, Chief Wealth Management Officer and Senior Trust Officer of First Community Bank.

Mr. Hill has been employed by the Corporation’s banking subsidiary since 2006 and has served in his current role since 2010 (previously Senior Vice President and Senior Trust Officer). In addition to overseeing the Bank’s trust department, Mr. Hill serves as the President of the Bank’s insurance subsidiary, First Community Insurance Services, and the Bank's wealth management subsidiary, First Community Wealth Management, Inc. ("FCWM").  He has been employed by FCWM or its predecessor since 1992, and directly provides financial advising services to wealth management clients. Mr. Hill obtained his Bachelor of Science in Business Administration with a concentration in Accounting from Concord College (now University) in 1990 and holds a Master of Business Administration from West Virginia University obtained in 1999. Mr. Hill is a Certified Public Accountant, is a graduate of Cannon Trust School, and holds FINRA Series 7 and Series 63 securities licenses.

Jeffrey D. Noble, Chief Credit Officer of First Community Bank.

Mr. Noble has served the Corporation’s banking subsidiary in various roles for more than thirty-five (35) years and has held his current position since 2013. In this role, Mr. Noble is responsible for the supervision of personnel, policies, procedures, and documentation for the Corporation’s credit administration function, inclusive of Consumer Lending, Small Business Lending, Commercial Lending, Appraisal Services, and Special Assets. Mr. Noble holds a Bachelor of Science in Business Administration with a concentration in Accounting, obtained from Concord College (now University) in 1986. He is also a graduate of the West Virginia School of Banking, RMA Commercial Lending School, and RMA Lending to Small Business School.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board regularly reviews corporate governance developments and considers modifications to clarify and augment the Board’s processes, including those relating to risk oversight.  In doing so, the Board considers feedback from regulators, evolving industry practices, and the Corporation's experience in executing its risk management framework.  Any updates are intended to promote clear accountability, timely escalation of issues, and effective Board-level challenge and decision making.

The Board’s Role in Risk Oversight. The Board is primarily responsible for, and receives regular reports from the Chief Risk Officer, on the Corporation’s Enterprise Risk Management program.  The Board views effective risk oversight as integral to strategic decision-making and long-term value creation, rather than as a stand-alone function.  Further, each member has a responsibility to monitor and manage risks faced by the Corporation, including through active engagement in Board discussions, review of materials, and constructive challenge of management, as appropriate. At a minimum, this requires members of the Board to have detailed and individual knowledge of the communities served by the Corporation that the member represents, be actively engaged in Board discussions, review materials provided to them, and know when it is appropriate to request further information from management and/or engage the assistance of outside advisors. Board members are also expected to participate in periodic education on emerging risks and relevant regulatory developments to support informed oversight.  When appropriate, the Board may request deep-dive presentations from subject-matter leaders (including without limitation, Information Security, Compliance, Technology, and Credit) to better understand specific risk exposures and controls.  Furthermore, because the banking industry is highly regulated, each member should have working knowledge of certain risks to the Corporation monitored by the Board through its committees, and otherwise, including the Corporation’s compliance with regulations set forth by its regulatory authorities, including recommendations contained in regulatory examinations.  Management provides updates on the status of remediation efforts for regulatory, audit, and other findings, including target completion dates and any items requiring escalation.  The Board also expects timely notification of material risk events and significant control issues, along with the corrective actions taken or planned.

Because the Corporation believes risk oversight is the responsibility of each member of the Board, it does not concentrate the Board’s responsibility for risk oversight in a single committee. Instead, the Board employs a coordinated oversight framework in which committees focus on specific risk areas within their respective expertise and report regularly to the full Board.  Committee reporting is intended to promote consistent visibility into the Corporation’s key risk categories and to ensure that significant issues and action plans are elevated to the full Board in a timely manner. This structure supports coordinated oversight while enabling committees to apply specialized expertise to the risks within their respective scopes.  For example, the Audit and Compliance Committee (the “ACC”) regularly monitors the Corporation’s internal controls over financial reporting and regulatory compliance risks for both the Corporation and the Corporation’s banking subsidiary; the Asset/Liability Management Committee of the Corporation’s banking subsidiary, which includes Directors of the Corporation, monitors liquidity and interest rate risk; the Information Systems Steering Committee of the Corporation’s banking subsidiary, which including Directors of the Corporation, monitors information technology and operations risk; and the Corporation’s Compensation and Retirement Committee (the "CRC") monitors risks associated with the design and administration of employee compensation and benefit plans.  In addition, committees may review matters such as third-party/vendor risk, model risk, cybersecurity preparedness, and business continuity planning as applicable to their charters and the Corporation’s risk profile.  The Board expects timely escalation of material risk matters and receives regular updates from management regarding significant risk developments, regulatory findings, and remediation efforts.

Board Self-Assessment.  The Board conducts a comprehensive annual self‑evaluation process to assess the effectiveness of the Board as a whole, the performance of each standing committee, and the quality of oversight by the Board.  The self‑evaluation process is facilitated by the Governance and Nominating Committee and is conducted through a structured self‑assessment questionnaire. The questionnaire addresses, among other matters, Board meeting effectiveness; Board composition, skills, and independence; committee structure, roles, and effectiveness; director education and compensation; Board culture and ethics; fulfillment of fiduciary duties; strategic planning and risk oversight, including cybersecurity and regulatory matters; succession planning; and the Board’s relationship with management.  Results of the self‑evaluations are reviewed by the GNC and shared with Board leadership. The results are used to identify opportunities for improvement, inform Board and committee priorities, enhance director education and development, and support ongoing Board refreshment and succession planning.  This annual self‑evaluation process is intended to promote continuous improvement and ensure that the Board and its committees continue to operate effectively in support of the Corporation’s long‑term strategy, sound risk management, and shareholder interests.

Independence of Directors

The Board annually reviews the relationships of each of its members with the Corporation to determine whether each director is independent. This determination is based on both subjective and objective criteria developed by the NASDAQ listing standards and the SEC rules. Factors considered include, but are not limited to: each Director’s employment history with the Corporation, if any, and compensation paid by the Corporation to each Director or their family members, if any.  For 2025, the report of the GNC indicates that no related party transaction with any Director constitutes a material relationship with the Corporation. After considering each Director’s individual circumstance, the Board determined that no circumstance or relationship exists which, alone or in aggregate, would interfere with the exercise of independent judgment by Directors C. William Davis, Samuel L. Elmore, Richard S. Johnson, Harriet B. Price, M. Adam Sarver, and Beth A. Taylor. Accordingly, these Directors and nominees are considered independent. Directors Stafford and Mills are not independent solely because they are executive officers of the Corporation.

SEC Rules and/or NASDAQ listing standards contain additional requirements for members of the ACC, the CRC, and the GNC. All of the directors serving on these committees are independent under the additional requirements applicable to each such committee.

The Board of Directors and Board Meetings

Board Leadership Structure. William P. Stafford, II currently serves as Chief Executive Officer of the Corporation and as Chairman of the Board. The role of the Chief Executive Officer is to set the strategic direction for the Corporation and manage its performance, while the Chairman of the Board is tasked with providing organizational leadership, setting the agenda for the Board, presiding over meetings, providing strategic vision, and sometimes service as a spokesperson for the organization. The Board periodically reviews this leadership structure and believes that, under the Corporation's current circumstances, taking into account the Corporation's size, complexity, strategic objectives, regulatory environment, and the experience of its leadership team, combining the roles of Chief Executive Officer and Chairman is in the best interests of the Corporation, as doing so best positions the Corporation to carry out its strategic plan for core growth and enhanced performance; provides for greater accountability and transparency; enhances oversight of operations; and provides for greater Board involvement. However, in making this decision, the Board is not unmindful of the corporate governance objectives that are sometimes achieved through bifurcation of the Chairman and Chief Executive Officer roles. To achieve those corporate governance objectives, the Board has bifurcated the positions of Chief Executive Officer of the Corporation and Chief Executive Officer of First Community Bank, the Corporation’s banking subsidiary, which is its primary operating entity. Gary R. Mills serves as Chief Executive Officer and President of First Community Bank, supervises all bank operations, and manages its performance. Both Mr. Stafford and Mr. Mills work closely with the Board and its committees in their respective areas of responsibility. The Board believes, under the present circumstances particular to the Corporation, that this structure better achieves the desired corporate governance objectives set forth above, and others. Further, the Board has appointed Director Elmore as the Lead Independent Director and Vice Chairman of the Board. In this role, the Lead Independent Director serves as a key counterbalance to management, facilitates effective communication among independent directors, and supports robust Board oversight.  Director Elmore, as Lead Independent Director, serves as Chairman of meetings of the independent directors, provides input on Board agendas and information flow, provides input on the design of the Board itself, leads the Asset Liability Management Committee and associated process, and ensures that the interests of shareholders remain primary on any issue where management might have conflicting interests with those of shareholders, such as matters related to executive compensation.

Standards of Conduct. All directors, named executive officers, and other employees of the Corporation must act ethically at all times in accordance with the policies comprising the Corporation’s Standards of Conduct (the “Standards”), which are available at the Corporation’s website www.firstcommunitybank.com under Investor Relations. Certification of compliance with the Standards is required annually. Only the Board of Directors may waive a provision of the Standards for directors or named executive officers and will only do so for just cause in an instance where the underlying ethical objective will not be violated. No waivers were granted to any director or named executive officer during 2025. Amendments to the Standards are published on the Corporation’s website, as required by SEC rules. If an actual or potential violation of the Standards, including a conflict of interest, arises for a director, the director must promptly inform the Board.

Communicating Concerns to Directors. The ACC and the non-management directors have established procedures to enable any employee who has a concern about accounting, internal accounting controls, or auditing matters related to the Corporation to communicate that concern directly to the Board through an e-mail or written notification directed to the Chairman of the ACC. Such communications may be confidential or anonymous. During orientation, employees are informed how to submit such communications.  The Whistleblower Policy is provided in the employee handbook and on the Corporation’s Intranet, and a notice regarding the same is posted on bulletin boards at each location of the Corporation and its subsidiaries. The status of any unresolved concern is reported to the non-management directors of the Board periodically by the Chairman of the ACC.

Shareholder Communications. Shareholders may communicate with all or any member of the Board by addressing correspondence to the Board or to the individual director. Shareholders may address such communication to Secretary, First Community Bankshares, Inc., P. O. Box 989, Bluefield, Virginia 24605-0989.  All communications so addressed will be forwarded to the Chairman of the Board or to the individual director to whom such correspondence is directed, without exception.

Board Meetings. In 2025, the Board held nine (9) regular meetings and three (3) special meetings. No member attended fewer than seventy-five percent (75%) of the Board meetings or meetings of the committee(s) on which the member sits. Each director is expected to attend all regularly scheduled Board, committee, and shareholder meetings. It is the Board’s policy that the directors should attend the Annual Meeting absent exceptional circumstances. All then-current directors attended the 2025 Annual Meeting.

Meetings of Independent Directors.  Meetings of the independent directors allow Board members to speak freely about all issues related to the Corporation, including those related to Messers. Stafford or Mills, or any member of management, outside their presence, without management input.  The non-management directors met without any management director or other employee present on two (2) occasions in 2025.

First Community Bank Board. The Bank is a Virginia chartered commercial banking corporation and the Corporation’s primary operating subsidiary. The Corporation conducts its banking operations, which constitute the overwhelming majority of its activities, exclusively through First Community Bank. The Board is aided in the governance and operation of its banking subsidiary by the board of directors of First Community Bank (the “Bank Directors”). The Bank Directors currently consist of the directors of the Corporation and eight (8) additional individuals with experience, qualifications, attributes, and skills appropriate for governing a community bank. In addition, due to their involvement in the communities served by the Corporation, the Bank Directors are uniquely positioned to advise the Executive Management Team regarding community banking matters. The GNC regularly reviews the composition of the Bank board of directors in light of the Bank’s evolving needs, its assessment of the Bank Directors’ performance, and the markets in which the Bank operates. In considering whether to recommend any candidate for election to the Bank board of directors, the GNC considers many of the same criteria as when considering candidates for the Board of Directors, including but not limited to, the candidate’s integrity, reputation, business acumen, age, education, involvement in the communities served by the Bank, relationships and familiarity with the Bank’s customers, potential conflicts of interest, constructive and collegial personal attributes, knowledge of banking regulatory matters, as well as the candidate’s general experience and expertise in the financial services industry and civic and community involvement.  As with the Board, the GNC seeks to ensure that there is diversity of thought among directors, which stems from many factors, including professional experience, life experience, socio-economic background, skill set, geographic representation, and other demographic characteristics. The GNC also strives to accomplish broad geographic representation from the communities and markets the Bank serves and seeks candidates who can help ensure the Bank Directors remain intimately involved in the banking affairs of the Bank’s customers and communities.

Board Committees

The Board has four (4) standing committees: the ACC, the CRC, the GNC, and the Executive Committee. For each of these committees, except the Executive Committee, the Board has adopted a written charter, a current copy of which is available for review and/or printing on the Corporation’s website at www.firstcommunitybank.com under Investor Relations. Each such charter is reviewed and approved annually by the relevant committee and by the Board.

Audit and Compliance  Committee. The ACC combines the functions of an audit committee with those of a compliance committee to provide members a more holistic view of the financial, legal, and regulatory risks affecting the Corporation and its banking subsidiary.  The Committee’s oversight is designed to promote strong internal controls, transparent financial reporting, and a robust compliance culture across the organization. The Committee also receives updates on significant audit, compliance, and risk matters and monitors management’s responsiveness and remediation timetables.  The Corporation formerly had a committee designed as the Audit, Compliance, and Enterprise Risk Committee or “ACER,” which combined the purview of the ACC with oversight of the Corporation’s Enterprise Risk Management (“ERM”) function.  In 2025, however, given the continued focus on ERM and the wholistic overview it provides, primary responsibility for, and reporting on, ERM was assigned to the Board of Directors as a whole.

The current members of the ACC are Director Johnson, who chairs the Committee; Director Elmore; Director Price; Director Sarver; and Director Taylor. All members of the ACC are independent. Committee composition is reviewed periodically to ensure appropriate independence, expertise, and continuity of oversight.   Director Johnson is the audit committee financial expert, as the SEC defines that term and as the Board interprets such qualification in its business judgment consistent with such definition.  The Committee also has the authority to engage independent advisors and to meet in executive session with internal audit and the independent registered public accounting firm, as appropriate.  The ACC is primarily concerned with the integrity of the Corporation’s financial statements, the independence, qualifications, and performance of the Corporation's independent registered public accounting firm, and the performance of the Corporation’s internal audit function. The Committee also supports the Board’s oversight by reviewing matters that could impact financial reporting quality, regulatory compliance, and the effectiveness of the control environment.  Its duties and responsibilities also include: (1) selection and oversight of the independent registered public accounting firm; (2) review of the scope of the audit to be conducted by the independent registered public accounting firm, as well as the results of that audit; (3) oversight of the Corporation’s financial reporting activities, including the annual report and the accounting standards and principles followed; (4) approval of audit and non-audit services provided to the Corporation by the independent registered public accounting firm; (5) review of the scope of the Corporation’s internal audit function and internal controls; (6) review management’s reporting on key risk indicators and significant risk events, including root cause analysis and lessons learned, as appropriate; and (7) oversight of regulatory compliance management. In carrying out these responsibilities, the Committee monitors the status of significant regulatory and audit issues and reviews management’s remediation plans, including timelines and accountability.  The ACC held eleven (11) meetings during 2025.  Meetings included regular executive sessions and focused updates from internal audit, compliance, and other members of management, as appropriate, to support independent oversight.  The ACC's report is on page 46.

Executive Committee. The current members of the Executive Committee are Director Stafford, who chairs the Committee; Director Davis; Director Elmore; Director Johnson; Director Mills; Director Price; Director Sarver; and Director Taylor. The Executive Committee met at least two (2) times in 2025. The Committee, subject to the supervision and control by the Board of Directors, has been delegated substantially all of the powers of the Board to act between meetings of the Board, except for certain matters reserved to the Board by law.

Compensation and Retirement Committee. The current members of the CRC are Director Davis, who chairs the Committee; Director Johnson; and Director Elmore. All members of the CRC are independent. The CRC’s primary duties and responsibilities are to: (1) review, evaluate, and determine annually compensation of the Chief Executive Officer and President; (2) review, evaluate, and approve annually compensation of each other named executive officer; (3) review, evaluate, and approve annually compensation of the other members of the Executive Management Team; (4) review, evaluate, and approve all incentive and equity-based compensation; and (5)  review, evaluate, and approve the proxy statement Compensation Discussion and Analysis and the CRC report. While the CRC receives input from the Chief Executive Officer and President, who play a significant role in setting compensation of other members of management, the ultimate decision regarding compensation of the named executive officers rests with the CRC. Further, the Chief Executive Officer and President do not participate in setting their respective compensation. For a full discussion of the CRC and management’s respective roles administering the executive compensation program, please see the Compensation Discussion and Analysis. The CRC does not delegate any of its responsibilities to subcommittees, except as it relates to the day-to-day administration of benefit plans. The CRC held three (3) meetings in 2025. The CRC’s report is on page 28.

Compensation and Retirement Committee Interlocks and Insider Participation. None of the members of the CRC are or were formerly employed by the Corporation or any of its subsidiaries in the last completed fiscal year. None of the named executive officers of the Corporation currently serve or previously served on any compensation committee or any board of directors of another company of which any of the Corporation’s Board members were also an executive officer.

Governance and Nominating Committee. The current members of the GNC are Director Price, who chairs the Committee; Director Davis; Director Elmore; and Director Sarver.  All four (4) members of the Committee are independent. The Committee’s responsibilities include the selection of director nominees for Board service and the development  and  review  of  governance  guidelines.  The  Committee  also:  (1)  oversees  evaluations  of  the  Board,  as  well  as  director  performance, the Board Self-Assessment Process;  and  Board dynamics;  (2)  makes  recommendations  to  the  Board  concerning  the  structure  and  membership  of  Board  committees;  and  (3)  reviews,  approves,  and  ratifies significant transactions with related persons. This Committee held two (2) meetings in 2025, along with several joint sessions with the Board of Directors.

In addition to the Board committees mentioned previously, the Bank maintains several standing committees, including, without limitation:

Loan Committee.  The current members of the Loan Committee are Director Stafford, who chairs the Committee; Director Elmore; Director Sarver; and four (4) Bank Directors. The Loan Committee’s primary duties and responsibilities are to: (1) consider approval or denial of all loans or other items of consideration referred by Senior Credit Committee;  (2) review monthly and quarterly loan portfolio reports submitted by management;  and (3) review and approve any amendments to the policies and/or exhibits for Small Business Credit Policy, Consumer Loan Policy, Consumer Mortgage Policy, Commercial Credit Policy, Loan Approval Policy, Credit Card Policy, Flood Policy, Environmental Policy, Appraisal Policy, Special Assets Policy, Regulation O Policy, and Concentration Policy.   The Loan Committee is scheduled to meet twice a month with special meetings held when necessary.  The Loan Committee held twenty-five (25) meetings in 2025.

Asset/Liability Management Committee.  The current Board level-members of the Asset/Liability management Committee ("ALCO") are Director Elmore, who chairs the Committee; Director Johnson; Director Mills; Director Sarver; Director Stafford; and two (2) Bank directors. ALCO also includes designated executive and senior management voting members.  ALCO provides oversight of interest rate risk and balance sheet management. ALCO's primary duties and responsibilities are to: (1) monitor the Bank's overall interest rate risk profile and ensure exposures remain within approved limits; (2) coordinate interest rate risk strategy with the broader strategic plan; (3) review key market indicators, economic forecasts, competitive pricing trends, and internal balance sheet data to assess interest rate risk; (4) approve modeling assumptions and review output from both the in-house and third-party interest rate risk models; (5) evaluate rate risk exposures through scenario and sensitivity analysis; (6) recommend and implement balance sheet strategies to manage rate risk; (7) monitor investment portfolio composition and performance; and (8) provide interest rate risk reports to the Board. The Chief Financial Officer, Chief Executive Officer, Treasurer, and Director of Finance and Business Intelligence play a significant role in the workings of the committee. ALCO held eleven (11) meetings in 2025.

Information Systems Steering Committee. The current members of the Information Systems Steering Committee ("ISSC") are Director Sarver, who chairs the Committee; Director Mills; Director Stafford; and two (2) Bank Directors.  The ISSC is a standing committee of the Bank responsible for oversight of the Bank’s information technology (“IT”) strategy, cybersecurity, and related risks. The ISSC is comprised of three or more directors appointed by the Board, together with designated executive and senior management voting members, including the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Chief Risk Officer, and senior IT and Information Security leadership. The ISSC’s primary responsibilities include:  (1) reviewing and approving the Bank’s IT Strategic Plan to ensure alignment with overall business strategy;  (2) overseeing the information security program, including cybersecurity preparedness and incident response; (3) approving significant IT-related policies and initiatives;  (4) monitoring major technology projects, budgets, third-party technology providers, and IT performance;  (5) overseeing the adequacy of IT resources; and (6) holding management accountable for identifying and mitigating technology-related risks. The ISSC also provides for independent audit coverage of IT controls and reports regularly to the Boards regarding the Bank’s technology initiatives and information security posture, consistent with applicable regulatory guidance.  The ISSC meets at least quarterly and met four (4) times in 2025.

Trust Committee.  The current members of the Bank’s Trust Committee are Director Davis; Director Stafford; Director Taylor; and two (2) Bank Directors.  The Trust Committee is appointed by the Board of Directors to oversee the activities of the Bank’s trust and fiduciary operations. The Committee is responsible for ensuring that fiduciary services are administered in accordance with applicable laws and regulations, sound fiduciary principles, and the Bank’s policies and procedures.  In carrying out its responsibilities, the Trust Committee:  (1) provides oversight of the acceptance, administration, and termination of fiduciary accounts;  (2) reviews fiduciary risk management practices and internal controls;  (3) monitors compliance with governing instruments and applicable regulatory requirements; and (4) evaluates the quality and performance of trust management. The Committee also reviews trust-related audits and examinations and oversees corrective actions where necessary.  The Trust Committee reports regularly to the Bank Board regarding the condition and performance of the Bank’s fiduciary activities and any material matters affecting the trust department.  The Committee normally meets on days of regularly scheduled Bank Board meetings and met nine (9) times in 2025.

Anti-Hedging Policy

All of the Corporation’s directors, officers and employees are subject to the First Community Bankshares, Inc. Insider Trading Policy. The Insider Trading Policy provides that insiders (defined as directors, officers, employees, independent contractors, and any others in a special relationship with the Corporation, such as auditors, consultants or attorneys, who possess material, non-public information) and their related persons may not engage in any transactions that suggest they are speculating in the Corporation’s securities. The Insider Trading Policy discourages insiders from engaging in hedging transactions, such as “cashless” collars, forward sales, equity swaps and other similar arrangements and requires that any such transaction be carefully reviewed and approved by the Insider Trading Officer (the General Counsel of the Corporation or their designee) prior to the insider entering into such transaction. The Insider Trading Policy also specifically prohibits insiders and their related persons from trading in options, warrants, puts and calls or similar instruments on Corporation securities or selling Corporation securities “short” or “selling against the box" and from holding Corporation securities in margin accounts. The Insider Trading Policy contains an addendum with more restrictive requirements, including a prohibition on trading during standard quarterly blackout periods, that apply to certain designated insiders, including executive officers and directors.

Purpose & Vision of First Community Bank

At First Community Bank, our Purpose is the passionate pursuant of excellence in community banking.  Our Vision is to be the bank of choice, employer of choice, and investment of choice in our communities.

Bank of Choice.  To be the bank of choice in our communities, we are on a mission to understand and anticipate customer and community financial needs and preferences by learning from our customers and engaging with our communities.  We help our customers achieve their financial goals and objectives and solve their financial problems by providing workable solutions delivered in a professional manner by friendly, knowledgeable people and convenient, reliable systems.  In furtherance of our desire to help our communities, in 2025, we contributed more than $206,498 to the communities we serve, over $9,600 of which was through our matching gifts program, an employee benefit designed to enhance employee charitable giving to qualified charitable organizations. Contributions supported the efforts of community organizations that include funding research, advocacy, and patient support for treatments and prevention of heart disease, stroke, and catastrophic pediatric diseases; providing financial assistance in the areas of education, the arts, health services, human services, and recreation; and awarding multiple college scholarships to area students. Our employees engaged in acts of volunteerism, providing more than 699 hours of community service to organizations supporting financial literacy, affordable housing, economic development, community revitalization and stabilization, emergency assistance, health services, after school programs, youth engagement, food security, and various senior citizen programs.  We originated more than 1,260 small business loans totaling over $143 million in support of small and medium sized businesses in the communities we serve and have investments of $42,373,031 secured by mortgages located within our footprint that support low-income families and communities.

We also support the future of our communities through our generous financial and other support of local schools within our footprint, our participation in various financial education programs, and the First Community Bankshares, Inc. Scholarship Program, which provides an annual award of $3,000 to an eligible dependent child of a First Community employee who is seeking higher education.

Employer of Choice.  To achieve our vision of being the employer of choice in our communities, we actively strive to recruit, retain, and develop talented and resourceful employees by providing competitive compensation and benefits; offering first-rate continuing education; and fostering a team environment that empowers employees, encourages growth, and recognizes and rewards achievement.

In addition to competitive base compensation, we offer competitive benefits to attract and retain the best employees possible, including the ability to participate in our qualified defined contribution Employee Stock Ownership and 401(k) plan, discussed further on page 26. In 2025, the Board approved matching all employee contributions to their 401(k) plan account dollar-for-dollar up to 8% of each employee’s compensation. This is up from 7% the previous two (2) years.  Each year, the match is determined by the CRC based on Company performance, with a minimum match of 2% and a maximum match of 10%, and a portion of the match is provided in the form of Corporation stock to promote employee ownership of the Corporation throughout the organization. We support work-life balance by offering paid time off for vacation, holidays, and personal leave, including parental involvement in schools. We also provide employees with 24 hours per year of compensated time to volunteer in their communities through our FCB Cares Volunteer Program. We strive to maintain a safe and healthy work environment and have adopted policies and practices to foster employee health including our employee wellness program. We provide an Employee Assistance Program that includes clinical services and counseling options to employees and their families and access to financial, legal, and work-life balance resources.  Generous and distinguishable educational assistance opportunities are also available to employees to help our team members improve on-the-job proficiency and to prepare them for advancement within the Corporation. We provide a self-funded health insurance option for our employees.

We are committed to fostering, cultivating, and preserving a culture that promotes and rewards positive attitude, strong work ethic, superior service, high performance, and strong commitment to our corporate Vision, Mission, and Values.  We strive to provide our team members the best resources available to help them learn, grow, progress, innovate, and improve, both themselves and the Corporation.  Our goal is for the Corporation to be reflective of the communities and people we serve. We foster an equal opportunity environment and are committed to non-discriminatory practices.   We have strict policies in place that prohibit any form of harassment, retaliation, or intimidation. We have a strong Whistleblower Policy that provides for multiple reporting channels, including anonymous reporting directly to the ACC, and we pride ourselves on adherence to our Standards of Conduct.

Investment of Choice.  To achieve our vision of being the investment of choice in our communities, our mission is to allocate shareholder resources by pursuing those investments and business opportunities that provide a superior risk-assessed return.  Our capital management philosophy is to return 100% of earnings not needed to support growth and operations to our shareholders.  Our capital management approach is designed to preserve strong capital levels, maintain stable earnings, and support disciplined balance sheet growth across varying economic and interest rate environments. We manage interest rate risk, liquidity, funding sources, and investment portfolio positioning to support long-term shareholder value. We evaluate capital deployment through a framework that prioritizes reinvestment in our company to support organic growth and other strategic initiatives.  In 2025, we returned $56.78 million to shareholders through regular quarterly cash dividends, a special cash dividend, and share repurchases.  We understand that investors have many choices and we want to make sure FCBC is an easy choice.  We believe the financial performance detailed throughout this proxy more than demonstrates why FCBC should be the investment of choice in our communities.  Moreover, some of our efforts to achieve our mission to fulfill our Purpose and Vision, as discussed herein, are provided below:

Responsibility. We believe in preparing for tomorrow and acting as a responsible business. We support utilizing technology and digital channels, including payments, credit, savings, remittances, mobile banking, online account opening, imaging systems, and a board portal for providing board materials and information. We provide access to our proxy materials by Internet in accordance with the “notice and access” proxy rules. We also promote the utilization of electronic deposit account statements and e-signature technology, further promoting efficiency.

Sustainability. We believe in longevity. Having served the financial needs of our communities since 1874, we understand what creates sustainable value to our shareholders, customers, and communities. We serve an essential role in the economies of our communities by facilitating the transfer of financial capital to their most productive activities, including lending for infrastructure, real estate development, community revitalization, and other projects.  Our executive compensation program is designed to balance business risk with sound financial policy and shareholders' interests, and to align the interests of our executive officers with the long-term interests of our shareholders by encouraging growth in the value of the Corporation and our shareholders' investments.  We have a robust business continuity management program, overseen by the Chief Risk Officer, that manages the threats and impacts associated with a potential disruption in key resources, including people, equipment, facilities, technology, and suppliers. Our business continuity plans include various response plans for different risks. We have comprehensive policies and procedures to guide the management of strategic, regulatory, legal, operational, and other risks.

Corporate Governance. We believe in good corporate governance. Over 75% of our directors, including all non-management directors, are independent under NASDAQ standards and our director independence standards follow the definitions established by the SEC, NASDAQ, and the FDIC. All directors serving during 2025 attended more than 75% of board and applicable committee meetings and no director serves on an excessive number of outside boards. All directors and executive officers are subject to our rigorous Stock Ownership Guidelines, which include holding requirements for all stock granted by the Corporation and are prohibited from engaging in certain transactions in our common stock, including margin accounts, short selling, trading derivative securities, and hedging. The Corporation’s Stock Ownership Guidelines are more thoroughly outlined on page 26. The CRC conducts annual performance evaluations of the named executive officers, and the boards of both the Corporation and its banking subsidiary perform annual self-assessments. Executive incentive and equity compensation are subject the First Community Bankshares, Inc. Compensation Recoupment Policy.

PROPOSAL 2: NON-BINDING, ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), the Corporation is requesting shareholder approval of the compensation of its named executive officers as disclosed in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to express their views regarding named executive officers’ compensation. The vote is not intended to address any specific items of compensation, but rather the overall compensation of named executive officers and the philosophy, policies, and practices described in this proxy statement. The Corporation believes that the compensation of named executive officers is straightforward, uncontroversial, and designed to discourage executives from taking excessive risk. The Corporation's executive compensation is, in large part, based on the performance of the Corporation.  The Corporation's executive compensation is not excessive, but sufficient to be competitive with peers and retain the talent and skill required to run the Corporation at the profitability levels historically enjoyed by shareholders.  Accordingly, the following resolution is submitted for shareholder approval:

RESOLVED, that the Corporation’s compensation paid to the Corporation’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the CD&A, executive officer compensation tables, and related narrative discussion, is hereby APPROVED.

The “say-on-pay” vote is an advisory vote, which is not binding on the Corporation. However, the Board and the CRC value the opinions expressed by shareholders through their vote on this proposal and will carefully consider the outcome of the vote when making future compensation decisions with respect to the Corporation’s named executive officers.

At the 2020 Annual Meeting, the majority of shareholders, at the recommendation of the Board, supported a frequency of every three (3) years for future shareholder advisory votes on executive compensation. However, starting with the 2021 Annual Meeting, the Board determined that an annual “say-on-pay” vote provided shareholders more timely input and provided the Board more targeted and consistent feedback for use in effectively administering executive compensation. Accordingly, “say-on-pay” votes will be held on an annual basis.

The Board of Directors unanimously recommends a vote FOR this proposal.

PROPOSAL 3: NON-BINDING, ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION

Section 14A of the Exchange Act also requires the Corporation to hold an advisory vote on the frequency of the advisory vote on executive compensation as described in Proposal 2 of this proxy statement. By voting on this Proposal 3, shareholders may indicate whether they would prefer that the Corporation hold a “say-on-pay” every one (1), two (2), or three (3) years. Shareholders may also abstain from voting. Accordingly, the following resolution is submitted for shareholder approval:

RESOLVED, that the Corporation hold a shareholder non-binding, advisory vote to approve the compensation paid to the Corporation’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K with a frequency of once every one (1) year, two (2) years, or three (3) years, whichever receives the highest number of votes cast with respect to this resolution.

The Corporation asks that you support a frequency of every one (1) year for future shareholder advisory votes on executive compensation. The last time this proposal was presented to shareholders at the 2020 Annual Meeting, the majority of shareholders, at the recommendation of the Board, supported a frequency of every three (3) years for future shareholder advisory votes on executive compensation. However, starting with the 2021 Annual Meeting, the Board determined that an annual “say-on-pay” vote provided shareholders more timely input and provided the Board more targeted and consistent feedback for use in effectively administering executive compensation.

The frequency of one (1) year, two (2) years, or three (3) years that receives the highest number of votes cast will be deemed by the Corporation as the frequency for the advisory vote on executive compensation selected by shareholders. The Board will consider the outcome of the vote when making future decisions regarding the frequency of the “say-on-pay” vote. However, because this is advisory and not binding on the Board or the Corporation, the Board may decide that it is in the best interest of shareholders and the Corporation to hold an advisory vote on the compensation of named executive officers more or less frequently than the frequency approved by the shareholders. Shareholders will not be voting to approve or disapprove the Board’s recommendation.

The board of directors unanimously recommends a vote FOR a Frequency of every one (1) year for future shareholder advisory votes on executive compensation.

COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis explains our executive compensation program for our named executive officers listed below. It also describes the process followed by the CRC for making pay decisions, as well as its rationale for specific decisions related to 2025.  The CRC's executive compensation decisions are designed to align the interests of our named executive officers with long-term shareholder value creation, while reinforcing prudent risk management and sustainable financial performance.

Named Executive Officer	Position
William P. Stafford, II	Chief Executive Officer
Gary R. Mills	President
David D. Brown	Chief Financial Officer
Jason R. Belcher	Chief Operating Officer
Sarah W. Harmon	Chief Administrative Officer, General Counsel, and Corporate Secretary

All named executive officers are part of the Executive Management Team, which also includes certain other key officers and executives of subsidiaries who are generally subject to the same compensation programs and governance policies.

Executive Summary

Business Overview and Financial Highlights. The Corporation is the holding company of a community bank with more than $3.26 billion in total assets. We serve our customers through our network of 52 branch locations. Our consistently strong earnings, solid asset quality, and excellent capital management are hallmarks of our performance and are primary drivers underlying the CRC's compensation decisions for 2025. Key financial highlights from 2025 include:

• •	Strong return on tangible common equity of 13.92% Superior return on average assets of 1.52% compared to recent Federal Reserve peer averages of 1.09%

•	$48.79 million in net income for the year

•	Regular cash dividends to shareholders increased for the sixteenth consecutive year

•	Returned $56.78 million to shareholders through regular dividends of $1.24 per share, a special dividend of $2.07 per share, and share repurchases
•	Strong allowance for credit losses of 1.33% of total loans at year end

•	Solid asset quality with total nonperforming assets to total assets of 0.43% at year end

•	Well-capitalized based on all regulatory guidelines, with capital ratios well in excess of the regulatory requirements

Say-on-Pay and Shareholder Engagement. Each year, we carefully consider the results of our previous shareholder say-on-pay vote as an important indicator of shareholder perspectives on our compensation philosophy and program design. In 2025, approximately 97% of the votes cast supported our executive compensation decisions. We periodically engage with shareholders on executive compensation and other corporate governance issues. Based on the feedback we received, our shareholders indicated broad support of our executive compensation program. We will continue to keep an open dialogue with our shareholders to help ensure that we have a regular pulse on investor perspectives.

Best Compensation Practices and Policies. Our executive compensation program includes practices and policies that promote sound compensation governance in the best interests of our shareholders and executives:

What We Do		What We Don’t Do
☑	Place a heavy emphasis on variable compensation	☒ ☒ ☒ ☒ ☒ ☒	No "single trigger" change-in-control cash payments
No discretionary authority to increase annual incentive compensation

No tax gross-ups

No option backdating or repricing

No hedging

No recycling of shares granted under equity plans except forfeited or terminated shares
☑	Use of robust, primarily objective performance metrics for annual incentive compensation
☑	Annual long-term incentives are performance based with rigorous goals and a three-year performance period
☑	Conduct incentive risk reviews
☑	Recoup equity awards through a clawback policy
☑	Use an independent compensation consultant
☑	Require executives and directors to own shares through rigorous stock ownership and holding guidelines

What Guides our Program

Compensation Philosophy and Objectives. The overall objectives of the executive compensation program are to align the long-term interests of our named executive officers and other executives as closely as possible with those of shareholders and to motivate high performing executives to continue with the Corporation for long, productive careers. In doing so, the CRC seeks to balance competitive compensation opportunities with disciplined cost management, appropriate risk-taking, and long-term value creation.  The Board believes that shareholder value is created over time through consistent financial and operating performance coupled with strong leadership. This overriding objective affects all elements of the compensation program.

Components of Executive Compensation. The principal components of the executive compensation program are:

●

Base Compensation. Base compensation is intended to provide the executive with a competitive, non-variable source of income.  Each named executive officer’s base compensation depends on the scope of their duties, individual performance, length of service, and leadership ability. Current base compensation decisions include an objective evaluation of adjustments relative to peers (within and outside the Corporation). Base compensation is paid in the form of cash at regular payroll intervals along with all other employees of the Corporation and is reviewed by the CRC annually.

●

Annual Incentive Compensation. Annual incentive compensation is intended to directly incentivize the executive to maximize the financial performance of the Corporation while not taking excessive risk.  For each named executive officer, annual incentive compensation is paid in the form of cash.  Payment of any incentive compensation is completely at-risk and determined based on the Corporation's previous year’s performance as evaluated by the CRC, with no guaranteed payouts and no discretionary authority to increase awards beyond amounts generated by the approved performance framework. The Chief Executive Officer and President present their recommendations for Executive Management Team annual incentive compensation for consideration and approval to the CRC, but do not deliberate on their own compensation.

●

Long-Term Equity Compensation. The Corporation’s equity compensation program is designed to align executives’ interests with those of shareholders and to reward long-term performance. The CRC uses restricted stock awards and restricted stock units which are designed to deliver reasonable, but meaningful, equity interests in the Corporation.  Vesting of a majority of equity awards granted each year is contingent on future years' performance of the Corporation.

In addition to these principal components, the compensation program also includes retirement programs available to all employees and an option to defer compensation. Perquisites are limited and are generally business-related and granted to facilitate the efficiency and productivity of our executives.

Pay Mix. The Corporation’s pay-for-performance philosophy is reinforced through its pay mix.  Peer analysis of base compensation targets peer median while the variable nature of annual incentive compensation and long-term equity compensation are designed to align each executive officers total compensation with that of similarly performing peers.  The variable nature of such compensation is an important underpinning of the Corporation’s compensation framework and reinforces a strong pay-for-performance orientation across market cycles. For 2025, total variable compensation, which includes annual incentive compensation in the form of cash and long-term equity compensation in the form of restricted stock units, paid to the CEO was approximately 44% of the CEO's total compensation, and average variable compensation for the other NEOs was approximately 44% of their total compensation, as graphically illustrated in the charts below.  Annual Incentive Compensation based on the Corporation's performance in 2025 has not yet been paid.  Accordingly, this calculation is based on compensation actually paid, not necessarily earned, in 2025, including annual incentive compensation paid in March 2025 based on 2024 performance.

For additional information, see the Summary Compensation Table on page 29.  The above graphs exclude "Change in Pension Value and Nonqualified Deferred Compensation Earnings."

The Decision-Making Process

The Role of the CRC. The CRC is responsible for administering the Corporation’s executive compensation program in a manner consistent with the compensation philosophy. Details of the CRC’s authority and responsibilities are specified in its charter, which is available at www.firstcommunitybank.com under Investor Relations. Under its charter, the CRC has authority to review and approve the total compensation, including base compensation, cash and equity incentives, benefits, and other compensation of the named executive officers.

The CRC’s goal is to pay executives reasonable, cost-effective compensation, but which is sufficient to attract and retain highly qualified executives and remain competitive over the long term.  As discussed above, the CRC believes a balance of fixed and variable compensation is best to achieve these objectives.  While the CRC does not use formulas in determining the level or mix of compensation for named executive officers, it evaluates a wide range of quantitative and qualitative factors within the structure of the Corporation's approved compensation programs and performance metrics, which include consistency in reaching targeted goals, the ability to perform in both good and challenging economic times, a history of integrity, evidence that the named executive officer uses good judgment, and the executive’s ability to lead and create future value for the Corporation. In evaluating sustained performance, the CRC gives weight to the relative performance of each named executive officer in their particular industry segment or function. The CRC also places substantial weight on the Corporation’s overall financial success, including achievement of short- and long-term strategic goals and annual financial results.

In connection with its analysis, the CRC also reviews and considers information provided by its independent compensation consultant.  Such information includes, but is not limited to, the compensation level and performance of peer companies, the mix of each form of compensation paid by peers, the current best compensation practices of the industry and business in general, and other information available from the consultant to facilitate the CRC's decisions in order to set component and total compensation levels commensurate with the Corporation's performance and strategic initiatives.

The CRC meets at least annually to evaluate the performance, establish performance objectives, and determine compensation for the Chief Executive Officer and President. The Chief Executive Officer and President are not present for any deliberations regarding their compensation. The CRC also annually reviews, evaluates, and approves each compensation element and total compensation for the other named executive officers and Executive Management Team.

The Role of Executive Management. Each Executive Management Team member (including each named executive officer), except the Chief Executive Officer and President, is a leader of several business units or functions of the Corporation’s banking subsidiary.  Each member of the Executive Management Team reports directly to Mr. Mills in his capacity as the Bank’s President. Mr. Mills determines the objectives each executive is expected to achieve, which are derived largely through the Corporation’s financial and strategic planning processes. Performance is assessed annually, and each executive’s individual performance is assessed against her or his respective objectives, the Corporation’s overall performance, and the performance of that executive's business units or functions. After conferring with Mr. Stafford in his capacity as the Corporation's Chief Executive Officer, Mr. Stafford and Mr. Mills (collectively, the "Chief Executive Officers") then propose base compensation levels, including any adjustments, as well as any proposed annual incentive compensation and/or long-term equity compensation for each executive to the CRC. The CRC then considers proposed base compensation changes, annual incentive compensation, and/or long-term equity compensation, if any, for each named executive officer, other members of the Executive Management Team, and certain other employees.

The Role of the Independent Compensation Consultant. As part of the Corporation’s ongoing effort to ensure its compensation program complies with industry best practices and meets or exceeds regulatory requirements related to executive compensation, the CRC exercises its authority to retain independent compensation consultants, as needed, to provide technical advice and information related to Board and executive compensation. In early 2024, Aon's Human Capital Solutions practice, a part of Aon plc ("Aon"), was engaged as the CRC’s independent compensation consultant.

Aon reports directly to the CRC, although representatives of the firm may meet with members of management for purposes of gathering information on proposals that management may make to the CRC. The CRC has conducted an independence assessment of Aon in accordance with SEC rules and concluded that Aon is independent.

Peer Groups/Benchmarking Practices.  In 2024, the CRC engaged Aon to conduct a benchmarking and peer group analysis.  As a result of this analysis, Aon presented to the CRC a recommended peer group that utilized, as the primary criteria for inclusion, publicly traded U.S. banks with revenues of $80 million to $330 million.  Historically, the primary scoping factor had been asset size.  However, revenue is more representative of the size and complexity of a firm than assets for banks with meaningful levels of non-interest income.  The recommended peer group was selected to include a range of banks smaller and larger than First Community, with First Community positioned near the median by total revenue.   In approving the recommended peer group, the CRC considered the "compatibility" and "comparability" of each proposed peer bank.  The CRC reviewed, among other things, each peer company's revenue, market cap, asset size, geographic location, organizational structure and governance, number of employees, number of branch offices, and service offerings in order to select and approve the peer group.

As a result, during 2024, the CRC compared the principal elements of total direct compensation against all peer group members, listed below and, in 2025, continued to utilize this list for compensation metrics tied to peer performance including incentive and long-term equity compensation:

City Holding Co.	Horizon Bancorp Inc.	C&F Financial Corp.
Lakeland Financial Corp.	Mid Penn Bancorp Inc.	Colony Bankcorp Inc.
German American Bancorp Inc.	Farmers National Banc Corp.	Citizens & Northern Corp.
Community Trust Bancorp Inc.	Civista Bancshares Inc.	ACNB Corp.
CNB Financial Corp.	SmartFinancial Inc.	Citizens Financial Services
Shore Bancshares Inc.	MVB Financial Corp	Farmers & Merchants Bancorp
HomeTrust Bancshares Inc.	Orrstown Financial Services	Peoples Financial Services
First Financial Corp.	Carter Bankshares	Southern First Bancshares Inc

In selecting the peer group, the Aon and the CRC also considered the peer companies selected and used by proxy advisory firms to ensure reasonable overlap between such selections and the peer group.

As part of the benchmarking analysis, the CRC reviewed relevant market and survey data on comparable banking organizations as well as other analyses provided by Aon.  Executive positions were matched to survey and/or proxy data based on job duties using the appropriate scope.  In addition to reviewing the respective data, the CRC considered recommendations of other key executives, including the Chief Executive Officers.

2025 Executive Compensation Decisions in Detail

Base Compensation.  Base compensation levels are evaluated annually under a methodology intended to maintain parity among the Executive Management Team based on levels of responsibility and the competitive market for executives in comparable positions. Base compensation is a critical element of executive compensation because it provides executives with a fixed level of income. In determining base compensation, the CRC considers qualifications and experience, scope of responsibilities, future potential, established goals and objectives, past performance, competitive salary practices at peer companies, internal pay equity, and the tax deductibility of base compensation to the Corporation.

Based on the above criteria, the Chief Executive Officer and President recommend base compensation for Executive Management Team members (including each named executive officer) to the CRC for its consideration, except that the Chief Executive Officer and President do not participate in their respective base compensation determinations. The CRC then considers and approves or declines base compensation adjustments for each Executive Management Team member (including each named executive officer). Based on the above criteria, the CRC also sets the base compensation for the Chief Executive Officer and President.

The following table outlines the base compensation adjustments which were made in 2025 based on the above-described base compensation considerations.

Named Executive Officer	2024 Base Compensation	2025 Base Compensation *	% Change
William P. Stafford, II	$486,676.00	$507,698.00	5.00%
Gary R. Mills	$648,900.00	$676,582.00	5.00%
David D. Brown	$340,999.00	$355,493.00	5.00%
Jason R. Belcher	$340,999.00	$355,493.00	5.00%
Sarah W. Harmon	$340,999.00	$355,493.00	5.00%

*As base compensation adjustments for the Executive Management Team occur in May of each year, the amounts listed in this table reflect annualized base compensation as of December 31st of the relevant year, not base compensation actually received during the relevant fiscal year.

Annual Incentive Compensation.  On May 24, 2022, the CRC approved, and the Board reviewed and adopted, the First Community Bankshares Executive Incentive Compensation Plan (the “Plan”).  The Plan uses a multi-step process for determining actual incentives. The first step is for the CRC, as early as possible each year, to determine the financial return metric, key performance indicators (“KPIs”), and the weight for each KPI (that sum to 100%) to be used.

The next step is for the CRC, also as early as possible each year after the financial performance for the preceding year of members of the selected peer group is available to the public, to determine the range of values for the financial return metric.  The target financial return metric is based on the median three-year average results of the Corporation’s peer group of similarly situated banks, along with other information deemed relevant by the CRC, such as the Corporation’s historical and projected performance, changes in accounting regulations and tax rates (if any), and economic factors impacting the banking industry.  For 2025, the CRC used the peer group listed on page 23.  Achievement by the Corporation of the target financial return metric corresponds to a baseline annual incentive of 40% of base compensation.  As part of this step, the Committee also sets a threshold for that financial return metric (at which the baseline annual incentive would be 20% of base compensation and below which no incentives may be paid under the Plan) and a maximum for that financial return metric (at which the baseline annual incentive would be 80% and above which no greater incentives may be paid under the Plan).  Results falling between the minimum and the maximum financial return metric are interpolated linearly to calculate the target annual incentive compensation as a percentage of base compensation.

At this time, the CRC also determines the performance range for each KPI (threshold, target and maximum).  The threshold for each KPI is either based on the prior three-year average results of banks comprising the peer group or other information deemed relevant by the CRC such as the Corporation’s historical and projected performance, goals, changes in accounting regulations and tax rates, and economic factors impacting the banking industry.  The threshold for each KPI is 85% of the target KPI, and the maximum for each KPI is 115% of the target KPI.  The baseline annual incentive is also adjusted accordingly.  Thus, if all KPIs were achieved exactly at the threshold, the resulting actual annual incentive would be 85% of the baseline annual incentive; if all KPIs were achieved exactly at target, the resulting actual annual incentive would be 100% of the baseline annual incentive; and if all KPIs were achieved exactly at maximum, the resulting actual annual incentive would be 115% of the baseline annual incentive.

The Corporation's achieved financial return metric and KPIs are calculated using audited financial information obtained from the Corporation’s filed Form 10-K.  Based on the Corporation’s achieved financial return metric, the CRC determines a baseline annual incentive as a percentage of base compensation, which percentage is then adjusted by the Corporation’s performance relative to each KPI, as discussed above, resulting in the actual annual incentive as a percentage of base compensation paid to each executive as a result of the preceding year’s performance.  The CRC also retains discretion to reduce or eliminate (but not increase) the award calculated under the plan if the CRC determines that the calculated result does not appropriately reflect overall performance, individual executive performance, risk outcomes, or the best interest of the Corporation and its shareholders.

Annual Incentive Compensation Paid in 2025 Based on 2024 Performance.  For 2024, the financial return metric was Return on Average Tangible Equity, Excluding AOCI ("Adjusted ROATE"). The minimum Adjusted ROATE, below which no incentive would be paid, was 11.00%, which would result in a baseline annual incentive compensation as a percentage of base compensation of 20%.  The target Adjusted ROATE, which is set based on the median of the three (3) year average Adjusted ROATE of the peer group, was 12.25%, which would result in a baseline annual incentive compensation as a percentage of base compensation of 40%.  The maximum Adjusted ROATE, above which no additional incentive would be paid, was 15.25%, which would result in a baseline annual incentive compensation as a percentage of base compensation of 80%.  For 2024, the Corporation’s achieved Adjusted ROATE was 14.02%.  Based on the Corporation's 2024 Adjusted ROATE of 14.02%, the baseline annual incentive compensation as a percentage of base compensation was 60.32%.  For 2024, the CRC used the peer group listed in the Proxy Statement for the 2025 Annual Meeting of Shareholders.

This baseline annual incentive compensation factor was then adjusted by the Corporation’s performance relative to the 2024 KPIs.  The KPIs selected for 2024 were core ROAA, core Net Income, and Efficiency, each of which was equally weighted.  The core ROAA target was 1.11% and the Efficiency target was 60.46%, both of which were based on the prior three-year average of the peer group.  The threshold to receive any payout for each KPI was 85% of the target, and the maximum payout for each KPI was 115% of the target.  Results falling between the threshold and the target, or the target and the maximum, are interpolated linearly to calculate the resulting payout.  Had the Corporation achieved only the threshold level of each KPI, the annual incentive compensation which would have been paid as a result of 2024 performance would have been 51.27% of each named executive offer's annualized base compensation.  Had the Corporation achieved the maximum level of each KPI, the annual incentive compensation which would have been paid as a result of 2024 performance would have been 69.37% of each named executive offer's annualized base compensation.

For 2024, the Corporation’s achieved core ROAA, core Net Income, and Efficiency were each adjusted to eliminate the aforesaid one-time costs associated with the Surrey Bancorp acquisition (the “Adjusted KPIs”). The Corporation's 2024 Adjusted KPIs were: core ROAA of 1.60% (which is above the maximum); core Net Income was 105% of the target; and Efficiency of 59.11% (which was better than the target, but not as good as the maximum).  Based upon the Corporation's core ROAE and the Corporation's KPIs, as outlined above, the annual incentive compensation paid in 2025 as a result of 2024 performance was 64.93% of each named executive officer's annualized base compensation as of December 31, 2024.  All annual incentive compensation paid in 2025 based on 2024 performance was paid in the form of cash and is included in the non-equity incentive plan column of the Summary Compensation Table on page 29.

Annual Incentive Compensation to be Paid in 2026 Based on 2025 Performance.  For 2025, the financial return metric was Adjusted ROATE. The minimum Adjusted ROATE, below which no incentive would be paid, was 8.75%, which would result in a baseline annual incentive compensation as a percentage of base compensation of 20%.  The target Adjusted ROATE, which is set based on the median of the three (3) year average Adjusted ROATE of the peer group, was 11.00%, which would result in a baseline annual incentive compensation as a percentage of base compensation of 40%.  The maximum Adjusted ROATE, above which no additional incentive would be paid, was 13.25%, which would result in a baseline annual incentive compensation as a percentage of base compensation of 80%.  Based on the Corporation's 2025 Adjusted ROATE of 14.59%, the baseline annual incentive compensation as a percentage of base compensation was 80%.

This baseline annual incentive compensation factor was then adjusted by the Corporation’s performance relative to the 2025 KPIs.  The KPIs selected for 2025 were core ROA, core Net Income, and Efficiency, each of which was equally weighted.  The core ROA target was 0.99% and the Efficiency target was 53.44%, both of which were based on the prior three-year average of the peer group.  The threshold to receive any payout for each KPI was 85% of the target, and the maximum payout for each KPI was 115% of the target.  Results falling between the threshold and the target, or the target and the maximum, are interpolated linearly to calculate the resulting payout.  Had the Corporation achieved only the threshold level of each KPI, the annual incentive compensation which would have been paid as a result of 2025 performance would have been 68% of each named executive officer's annualized base compensation.  Had the Corporation achieved the maximum level of each KPI, the annual incentive compensation which would have been paid as a result of 2025 performance would have been 92% of each named executive officer's annualized base compensation.

The Corporation's 2025 KPIs were: core ROA of 1.59% (which is above the maximum); core Net Income was 106% of the target (which was above the target, but below the maximum); and Efficiency of 61.28% (which was better than the target, but not as good as the maximum).  Based upon the Corporation's Adjusted ROATE and the Corporation's KPIs, as outlined above, the annual incentive compensation expected to be paid in March 2026 as a result of 2025 performance is 85.61% of each named executive officer's annualized base compensation as of December 31, 2025.  All annual incentive compensation paid in 2026 based on 2025 performance will be paid in the form of cash and is detailed in footnote 2 to the Summary Compensation Table on page 29.

Long-Term Equity Compensation. The CRC believes that long-term equity compensation supports the Corporation’s commitment to sound corporate governance, aligns the financial interests of executives with the interests of shareholders, specifically discourages imprudent, unreasonable, or excessive risk taking, and rewards executives and leaders of core functional business units for achievement of the Corporation’s long-term strategic goals. Long-term equity compensation also supports the Corporation’s leadership retention objectives and reinforces a strong ownership culture. The CRC believes a meaningful portion of the Corporation’s named executive officers’ compensation should be in the form of long-term, equity compensation. However, the CRC believes that the Corporation must meet a required level of performance before any long-term equity compensation is appropriate. When granting restricted stock, performance restricted stock units, or other forms of long-term equity compensation to named executive officers or other members of the Executive Management Team, the CRC determines the applicable vesting schedule for the granted shares reflecting attainment of designated performance goals, service to the Corporation through a prescribed future date, and/or other criteria specified in the award documents.  The financial measurements utilized in the administration of the equity compensation methodology are calculated using audited financial information.

Utilizing this methodology, on May 28, 2025, the CRC awarded long-term equity compensation under the 2022 Equity Plan (the "2022 Plan") to the named executive officers in the form of Restricted Stock Units. Each Restricted Stock Unit represents a contingent right to receive one (1) share of common stock of the Corporation, or cash at the election of the Executive.  The performance-based Restricted Stock Units make up seventy percent (70%) of the award of Restricted Stock Units and are subject to a three (3)-year cliff vesting schedule.  The vesting of the performance-based Restricted Stock Units is contingent upon the Corporation attaining a minimum three-year rolling ROA at or above the peer three-year average ROA.   The vesting of the remaining thirty percent (30%) of the award consists of time-based Restricted Stock Units that cliff vest three (3) years from the date of grant.

Other Practices, Policies, and Guidelines

Stock Ownership Guidelines. The Corporation previously adopted the First Community Bankshares, Inc. Stock Ownership Policy, which encourages ownership of the Corporation’s Common Stock by the directors, named executive officers, and other members of the Executive Management Team in order to align the interests of the Corporation’s key decision makers with the Corporation’s shareholders. For each named executive officer, except the Chief Executive Officers of the Corporation and First Community Bank, the guidelines require Corporation stock ownership of value equal to 2.5 times the officer’s base compensation. For the Chief Executive Officers, the guidelines require ownership of value equal to 3.5 times that Chief Executive Officer’s respective base compensation. In addition to all holding requirements or other restrictions placed upon granted stock or options pursuant to the respective grant agreement as discussed above, subject to limited exceptions such as the ability to sell shares in order to satisfy tax obligations, the Stock Ownership Policy requires all directors, named executive officers, and other members of the Executive Management Team to hold all shares received as the result of the vesting or payment of any equity awards or obtained by exercising stock options which were granted from and after the original effective date of the policy until such time as the holder is in compliance with the policy. Notwithstanding anything else in this section, members of the Executive Management Team and directors may immediately sell shares acquired by exercising stock options for the limited purposes of paying the exercise price of the stock option and any applicable tax liability.

Each year, the CRC receives a report regarding Executive Management Team and director compliance with this policy. As of December 31, 2025, all officers and directors are in compliance with the restrictions contained in the policy and have met or are making satisfactory progress toward meeting their respective guideline level. Based upon the holding requirements, no specific timeline for achieving the guideline level has been established.

Clawback Policy.  On October 24, 2023, the Board of Directors adopted a compensation recovery policy ("Clawback Policy") designed to comply with the NASDAQ listing rules that became effective as of December 1, 2023. The policy applies to current and former covered executive officers of the Corporation and is administered by the CRC.  Under the policy, the Corporation is required to recover erroneously received incentive-based compensation from the Corporation’s executive officers during the three-year period preceding any date on which the Corporation is required to prepare an accounting restatement due to its material noncompliance with any financial reporting requirement under the federal securities laws, representing the excess of the amount actually received over the amount that would have been received had the financial statements been correct in the first instance. The recovery of such compensation applies regardless of whether an executive officer engaged in misconduct or otherwise caused or contributed to the requirement for a restatement.

Anti-Hedging Policy. All named executive officers of the Corporation are subject to the First Community Bankshares, Inc. Insider Trading Policy, inclusive of its anti-hedging provisions. For more information, please see page 15.

Policies And Practices Related to the Grant of Certain Equity Awards Close In Time to the Release of Material Nonpublic Information.  During 2025, the Corporation did not grant stock options, stock appreciation rights or other option‑like instruments to any of our named executive officers. Our long‑term incentive program currently consists of restricted stock units and performance restricted stock units that are granted annually following the public release of our fiscal year‑end earnings, with grant values determined using the closing price of our common stock on the grant date.  Although we do not presently utilize options or stock appreciation rights, if the CRC were to approve such awards in the future, it expects that any such awards would be granted pursuant to the same timing principles applicable to our other equity awards and would not be coordinated with the release of material nonpublic information for the purpose of conferring an advantage on recipients.

Retirement Plans. The Corporation maintains certain retirement plans for some or all employees as follows:

The First Community Bankshares, Inc. Employee Stock Ownership and Savings Plan (the "KSOP").

The Corporation offers to most of its employees, including the named executive officers, a qualified defined contribution Employee Stock Ownership and 401(k) plan known as the “KSOP". The KSOP Plan is administered by the CRC.

The First Community Bankshares, Inc. Non-Qualified Deferred Compensation Plan (the "Non-Qual Plan").

The First Community Bankshares, Inc. Non-Qualified Deferred Compensation Plan, referred to as the Non-Qual Plan, is a voluntary, non-tax qualified deferred compensation plan available to certain employees, including all named executive officers. Under the Non-Qual Plan, participants may defer a portion of their base, incentive, and/or any other cash compensation.  The Non-Qual Plan, adopted in 2023, replaced the now frozen to new deferrals WRAP Plan.

Supplemental Executive Retention Plan.

The Corporation previously provided a defined retirement benefit to certain named executive officers and certain other key employees pursuant to a supplemental executive retention plan (the “SERP”). The SERP is unfunded and was designed to provide a benefit at or after age sixty-two (62) upon separation from service. The benefit was targeted at a maximum of thirty-five percent (35%) of final average compensation subject to an annual benefit limit of $80,000. Final average compensation was calculated as the average of the participant’s last three (3) full calendar years’ compensation, which compensation would have been determined by assuming a three percent (3%) compound annual rate of increase to the participant’s annualized base monthly salary as of the date that the participant enters the SERP. Vesting was on a graded schedule as follows: twenty-five percent (25%) vesting after five (5) years of service; fifty percent (50%) vesting after ten (10) years of service; seventy-five percent (75%) vesting after fifteen (15) years of service; an additional five percent (5%) vesting for each year of service beyond fifteen (15) years, and full vesting after twenty (20) years of service or upon reaching age sixty-two (62).  As of December 31, 2021, the SERP was frozen to new participants, further vesting, and further accruals.  All current participants will receive, upon separation from service at or after age sixty-two (62), only such benefit as was accrued and vested as of December 31, 2021.

Other Benefits and Perquisites

Named executive officers participate in other employee benefit plans generally available to all employees on the same terms as similarly situated employees. These plans include medical, dental, group life insurance, and group disability programs, as well as flexible spending accounts for reimbursement of medical expenses. The Corporation does not provide excessive perquisites to its executive officers, and those perquisites offered are business-related and granted to facilitate the efficiency and productivity of our executives. Named executive officers, at the discretion of the CRC, may be eligible for executive life insurance, club dues, and automobile allowance. The costs associated with providing these benefits and other items of compensation for named executive officers are reflected in the Summary Compensation Table on page 29. A chart disclosing the value of these additional items is found on page 30 entitled “All Other Compensation and Benefits.”

Employment Agreements

The Corporation provides named executive officers with written employment agreements. Each agreement is consistent with the prototype agreement previously reported on a Form 8-K filed on August 27, 2024. Accordingly, the Corporation maintains uniformity among the named executive officers concerning the terms of their employment. The agreements have an initial term of three (3) years and automatically extend for an additional year each January 1st unless the Corporation or the respective executive gives notice that the employment term will not be extended. There are no golden parachute, tax gross-up, or other similar type provisions contained in these contracts.

Each agreement provides for continuation of base compensation and other health and welfare benefits in effect at the date of termination for thirty-six (36) months after termination in the event of a Change of Control (as defined in the agreements) coupled with (i) termination of employment based on the non-renewal of the agreements by the Corporation, (ii) without “Cause” (as defined in the agreements) by the Corporation, or (iii) by the executives for “Good Reason” (as defined in the agreements) within thirty-six (36) moths of a Change of Control. The Corporation may terminate the employment of any executive at any time for “Cause” without further obligation. If the Corporation terminates employment for any reason other than for “Cause” or the executive terminates their employment for “Good Reason,” the Corporation will generally be obligated to provide compensation and benefits specified in the agreement for eighteen (18) months. Each agreement includes certain loyalty obligations and non-competition and non-solicitation restrictions that are effective during the term of employment and for a period of eighteen (18) months following termination of employment. If the executive dies while employed by the Corporation, the Corporation will pay their estate through the end of the month in which their death occurs. If their employment is terminated as a result of permanent disability as determined pursuant to the agreement, then the Corporation has the right to terminate employment before the end of the applicable term. See the section entitled “Potential Payments Upon Termination,” including the related tables, beginning on page 34 for an estimate of the benefits that the named executive officers would be entitled to receive pursuant to their respective employment agreements under various employment termination scenarios.

Risk Considerations

The CRC views the Corporation’s compensation program with a long-term focus, designed to reward sustained performance rather than short-term results and to avoid incentives that could encourage excessive or imprudent risk-taking. Under the program, an executive may achieve the greatest amount of compensation through the Corporation’s sustained superior performance over long periods of time. The Corporation believes this provides a strong incentive to manage the Corporation for the long term with a clear message to avoid excessive risk in the near term. The CRC maintains full discretion to adjust compensation based on performance and adherence to the Corporation’s values.

In 2025, the CRC continued its extensive review of the relationship between risk management and incentive compensation to ensure that incentive compensation does not encourage engaging in unnecessary or excessive risks that threaten the value of the Corporation. The CRC concluded that the Corporation’s compensation policies and practices do not encourage excessive or inappropriate risk and instead encourage behaviors that support sustainable long-term value creation. For instance, the CRC does not use highly leveraged, short-term incentives that drive high risk investments at the expense of long-term company value. Rather, the Corporation’s annual incentive compensation is based on balanced performance metrics that promote disciplined progress focused on longer-term goals.

Tax Deductibility of Compensation

Under Section 162(m) of the Internal Revenue Code (the "Code"), publicly held corporations generally may not take a tax deduction for compensation in excess of $1 million paid to any named executive officer during any fiscal year. There was an exception to the $1 million limitation for performance-based compensation meeting certain requirements. However, as a result of changes made by the Tax Cuts and Jobs Act of 2017, starting with the 2018 fiscal year Section 162(m) prohibits deducting compensation, including performance-based compensation, in excess of $1 million paid to anyone who serves as the chief executive officer or chief financial officer, or who is among the three most highly compensated executive officers. The only exception to this rule is for compensation (including performance-based compensation) that is paid pursuant to a binding contract in effect on November 2, 2017, that would have otherwise been deductible under the prior Section 162(m) rules.

To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the CRC has not adopted a policy requiring all compensation to be deductible. However, the CRC considers deductibility under Section 162(m) with respect to compensation arrangements for executive officers. In 2025, none of the named executive officers received compensation that the Corporation could not deduct by reason of Section 162(m) either before or after the changes made by the Tax Cuts and Jobs Act of 2017.

Compensation and Retirement Committee Report

The CRC has reviewed the Compensation Discussion and Analysis and discussed that analysis with management. Based on its review and discussions with management, the CRC recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Corporation’s 2025 Annual Report on Form 10-K and the Corporation’s 2026 proxy statement. The following independent directors, who comprise the CRC, provide this report:

C. William Davis (Chairman)

Samuel L. Elmore

Richard S. Johnson

The CRC believes that the Corporation's executive compensation program appropriately reflects the Corporation's performance, supports long-term shareholder value creation, and aligns executive incentives with prudent risk management and sound corporate governance.

2025 Summary Compensation Table

						Change in
						Pension
						Value and
					Non-Equity	Nonqualified
					Incentive	Deferred
Name of Individual /			Stock	Option	Plan	Compensation	All Other
Capacities Served	Year	Salary	Awards (1)	Awards	Compensation (2)	Earnings (3)	Compensation (4)	Total (5)

William P. Stafford, II	2025	$499,612	$146,038	$-	$316,020	$76,203	$84,624	$1,122,497
Chief Executive Officer	2024	486,976	146,021	-	150,672	-	72,117	855,786
	2023	476,871	146,026	-	184,439	301,283	91,410	1,200,029

Gary R. Mills	2025	665,935	194,679	-	421,359	43,341	113,088	1,438,402
President	2024	649,200	194,695	-	200,895	-	112,933	1,157,723
	2023	635,827	194,684	-	245,918	107,091	125,773	1,309,293

David D. Brown	2025	349,919	88,896	-	221,426	21,194	52,536	733,971
Chief Financial Officer	2024	337,015	82,494	-	102,122	-	52,293	573,924
	2023	323,213	82,466	-	125,008	97,008	59,865	687,560

Jason R. Belcher	2025	349,919	88,896	-	221,426	3,128	47,456	710,825
Chief Operating Officer	2024	337,015	82,494	-	102,122	-	46,453	568,084
	2023	323,213	82,466	-	125,008	14,515	45,261	590,463

Sarah W. Harmon	2025	349,919	88,896	-	221,426	-	43,221	703,462
Chief Administrative Officer,	2024	306,616	75,730	-	93,752	-	40,904	517,002
General Counsel, and	2023	296,720	75,725	-	114,761	-	35,556	522,762
Corporate Secretary

(1)

All stock awards granted in 2025 were made under the 2022 Plan in the form of restricted stock units that cliff vest in three (3) years.  Seventy percent (70%) of the award granted to each executive shall only vest upon the attainment of designated performance goals. See section entitled Long-Term Equity Compensation.  The stock grant amounts for 2025 reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.

(2)

The amounts in this column reflect payments of non-equity incentive plan awards in the year paid and not the year earned.  The amount for 2025 reflects the non-equity incentive plan award paid in 2025 for 2024 performance.  As further discussed in the Compensation Discussion and Analysis under the heading Annual Incentive Compensation Paid in 2026 Based on 2025 Performance, in 2026, the Corporation awarded the following amounts under the First Community Bankshares Executive Incentive Plan based on the CRC selected financial return metric and KPIs communicated to the named executive officers based on 2025 performance:  Mr. Stafford - $434,634; Mr. Mills - $579,214; Mr. Brown - $304,333; Mr. Belcher - $304,333; and Ms. Harmon - $304,333.

(3)

The amounts in this column represent any increases in the actuarial present value of all future retirement benefits under the SERPs. The present value of the retirement benefits used to calculate the net change in benefits was determined using the same assumptions used to determine the Corporation’s retirement obligations and expense for financial statement purposes. No amounts are reported for 2024 because the change in the actuarial present value of the future retirement benefits under the SERPs decreased as follows:  Mr. Stafford ($18,155); Mr. Mills ($22,141); Mr. Brown ($16,940); and Mr. Belcher ($2,941).  The increased actuarial present value of the future retirement benefits under the SERPs in 2023 reflects the calculation performed by the Corporation's new third-party administrator.  Additional information about the SERPs is included on page 27. We have not provided above-market or preferential earnings on any nonqualified deferred compensation and, accordingly, no such amounts are reflected in the table.

(4)	The amounts in this column are detailed on the following table entitled “2025 All Other Compensation and Benefits.”
(5)

Salary and bonus amounts paid to the named executive officers as a percentage of total compensation are as follows for 2025: Mr. Stafford – seventy-three percent (73%); Mr. Mills – seventy-six percent (76%); Mr. Brown – seventy-eight percent (78%); Mr. Belcher – eighty percent (80%); and Ms. Harmon – eighty-one percent (81%).

2025 All Other Compensation and Benefits

The Corporation provides the named executive officers with other perquisites and personal benefits as shown in the “All Other Compensation” column of the “2025 Summary Compensation Table.” The Corporation and the CRC believe these are reasonable and consistent with its overall compensation program and better enable the Corporation to attract and retain superior employees for key positions. The CRC periodically reviews the levels of perquisites and other personal benefits provided to the named executive officers. The Corporation provides additional detail of those benefits in the table below.

		Total
		Retirement
		Plan	Split Dollar	Executive
		Matching	Life	Life
Name of Individual	Year	Contribution	Insurance (1)	Insurance (2)	Perquisites		Total

William P. Stafford, II	2025	$45,307	$141	$29,576	$9,600	(3)	$84,624
	2024	46,964	133	15,420	9,600		72,117
	2023	58,322	141	23,347	9,600		91,410

Gary R. Mills	2025	59,507	-	29,726	23,855	(4)	113,088
	2024	61,722	-	27,768	23,443		112,933
	2023	76,739	-	26,021	23,013		125,773

David D. Brown	2025	31,411	-	9,430	11,695	(5)	52,536
	2024	32,047	-	8,835	11,411		52,293
	2023	39,777	-	8,300	11,788		59,865

Jason R. Belcher	2025	29,772	-	8,084	9,600	(3)	47,456
	2024	29,125	-	7,728	9,600		46,453
	2023	28,244	-	7,417	9,600		45,261

Sarah W. Harmon	2025	23,938	-	9,683	9,600	(3)	43,221
	2024	23,648	-	7,656	9,600		40,904
	2023	18,300	-	7,656	9,600		35,556

(1)	Imputed income on Corporation funded premiums or split dollar plans.
(2)	Corporation funded premium on executive life program.
(3)	Perquisites consist of automobile allowance.
(4)	Perquisites consist of $17,499 associated with a Corporation provided automobile and $6,356 country club dues.
(5)	Perquisites consist of $9,600 of automobile allowance and $2,095 country club dues.

Grants of Plan-Based Awards

The following table sets forth information concerning individual grants of all plan-based awards in fiscal year 2025 to the named executive officers.

							All Other
						Estimated	Stock
						Future Payouts	Awards:	Grant Date
						Under	Number of	Fair Value
			Estimated Future Payouts Under			Equity Incentive	Shares or	of Stock
	Type of	Grant	Non-Equity Incentive Plan Awards (1)			Plan Awards	Stock	and Option
Name	Award *	Date	Threshold ($)	Target ($)	Maximum ($)	Target (#) (2)	Units (#) (3)	Awards ($) (4)

William P. Stafford, II	ACI	1/28/2025	28,786	203,079	467,082
	PRSU	5/28/2025				2,681		102,200
	RSU	5/28/2025					1,150	43,838

Gary R. Mills	ACI	1/28/2025	38,362	270,633	622,456
	PRSU	5/28/2025				3,574		136,241
	RSU	5/28/2025					1,153	58,438

David D. Brown	ACI	1/28/2025	20,156	142,197	327,053
	PRSU	5/28/2025				1,632		62,212
	RSU	5/28/2025					700	26,684

Jason R. Belcher	ACI	1/28/2025	20,156	142,197	327,053
	PRSU	5/28/2025				1,632		62,212
	RSU	5/28/2025					700	26,684

Sarah W. Harmon	ACI	1/28/2025	20,156	142,197	327,053
	PRSU	5/28/2025				1,632		62,212
	RSU	5/28/2025					700	26,684

* ACI = Annual Cash Incentive; PRSU = Performance Restricted Stock Units; RSU = Restricted Stock Units

(1)

Amounts represent payout opportunities under the First Community Bankshares Executive Incentive Compensation Plan.  As further detailed in the section entitled "Annual Incentive Compensation Paid in 2026 Based on 2025 Performance", the award opportunities presented in the table are based on percentages of base salary, KPIs and goals.  The actual awards for 2025 are reported in footnote 2 to the Summary Compensation Table under the column heading "Non-Equity Incentive Plan Compensation."

(2)	Awards granted on May 28, 2025 were performance restricted stock units under the 2022 Plan. These performance restricted stock units that cliff vest based on the Company's performance in three (3) years. The number of performance restricted stock units that vest is based on the Corporation attaining a minimum three (3) year rolling average ROA equal to or above peer rolling three-year average ROA. See the section entitled "Long-Term Equity and Compensation" for more information.
(3)	Awards of time-based restricted stock units were granted on May 28, 2025 under the 2022 Plan. These restricted stock units cliff vest in three (3) years.
(4)

Amounts reflect the aggregate grant date fair value of the performance restricted stock units and restricted stock units computed in accordance with FASB ASC Topic 718. For the performance restricted stock units and restricted stock units, the fair value was calculated by multiplying the number of performance restricted stock units and restricted stock units awarded by the closing price of $38.12 on May 27, 2025, the day prior to the grant date.

Outstanding Equity Awards at December 31, 2025

The following table includes information on the current holdings of unexercised stock options and stock awards that have not yet vested by the named executive officers as of December 31, 2025. Each equity grant is shown separately for each named executive officer.

	Option Awards				Stock Awards
							Equity Incentive
							Plan Awards
									Market or
							Number		Payout
							of		Value of
						Market	Unearned		Unearned
					Number	Value of	Shares,		Shares,
					of Shares	Shares or	Units or		Units or
					or Units	Units of	Other		Other
	Number of				of Stock	Stock	Rights		Rights
	Securities Underlying		Option	Option	That Have	That Have	That Have		That Have
	Unexercised Options		Exercise	Expiration	Not	Not	Not		Not
Name	Exercisable # (1)	Unexercisable #	Price $	Date	Vested # (2)	Vested $ (6)	Vested #		Vested $ (6)

William P. Stafford, II	11,702	-	33.00	03/19/31	1,150	38,790	5,546	(3)	187,067
							4,296	(4)	144,904
							2,681	(5)	90,430

Gary R. Mills	865	-	24.65	02/05/35	1,153	51,708	7,394	(3)	249,400
	3,025	-	29.15	02/05/35			5,728	(4)	193,205
	15,799	-	33.00	03/19/31			3,574	(5)	120,551

David D. Brown	4,455	-	33.00	03/19/31	700	23,611	3,132	(3)	105,642
							2,427	(4)	81,863
							1,632	(5)	55,047

Jason R. Belcher	-	-			700	23,611	3,132	(3)	105,642
							2,427	(4)	81,863
							1,632	(5)	55,047

Sarah W. Harmon	5,157	-	33.00	03/19/31	700	23,611	2,876	(3)	97,007
							2,228	(4)	75,150
							1,632	(5)	55,047

(1)	All options listed in the exercisable column in the above table are vested.
(2)	The awards of restricted stock units were granted on May 28, 2025 and cliff vest in three (3) years.
(3)	The awards of performance restricted stock units were granted on May 24, 2023 and cliff vest based on the Corporation's performance in three (3) years.
(4)	The awards of performance restricted stock units were granted on May 23, 2024 and cliff vest based on the Corporation's performance in three (3) years.
(5)	The awards of performance restricted stock units were granted on May 28, 2025 and cliff vest in three (3) years.
(6)

The market value is calculated by multiplying the number of the shares of restricted stock that have not vested by the price per share of the Corporation’s stock on December 31, 2025 of $33.73 per share.

2025 Options Exercised and Stock Vested

The following table provides information for the named executive officers with respect to the number of shares acquired upon the vesting of performance restricted stock units and the value realized at such time, before the payment of any applicable withholding tax and brokerage commissions.

	Option Awards		Stock Awards
	Number		Number
	of Shares	Value	of Shares	Value
	Acquired on	Realized	Acquired on	Realized
Name	Exercise	on Exercise	Vesting	on Vesting (1)

William P. Stafford, II	-	$-	4,827	$182,026
Gary R. Mills	-	-	6,436	242,702
David D. Brown	-	-	2,727	102,835
Jason R. Belcher	-	-	2,727	102,835
Sarah W. Harmon	-	-	2,503	94,388

(1)

Total value realized is equal to the number of shares acquired on vesting multiplied by the market price per share of the Corporation's common stock on the day prior to the vesting date (May 23, 2025).

2025 Pension Benefits

The table below sets forth the details on pension benefits for the named executive officers under the following plan:

		Number of	Present Value of	Payments
		Years Credited	Accumulated	During Last
Name	Plan Name	Service	Benefit	Fiscal Year

William P. Stafford, II (1)	SERP	28	$1,089,518	-
Gary R. Mills	SERP	23	561,003	-
David D. Brown	SERP	17	239,542	-
Jason R. Belcher	SERP	7	33,847	-

(1)	The number of years of credited service includes years of service as a director of the Corporation.

The Corporation’s Executive SERP. The Corporation’s SERP is unfunded and not qualified for tax purposes. The values in the above table reflect the actuarial present value of the named executive officer’s accumulated benefit under the SERP, computed as of December 31, 2025. As of December 31, 2021, the SERP was frozen to new participants; however, previously, employees considered highly compensated under ERISA and other senior management employees were eligible to participate in the SERP at the recommendation of the Chief Executive Officer as approved by the CRC. All participants in the SERP prior to December 31, 2021, will receive, upon separation of service at or after age 62, only such benefit as was accrued and vested as of December 31, 2021.  Only those named executive officers that were approved for participation are included in the above table. Refer to page 27 of this proxy statement for a more detailed discussion of the SERP and to Note 12 of the Consolidated Financial Statements in the Annual Report for the year ended December 31, 2025, for discussion of the methodologies and assumptions underlying the projected SERP benefits.

2025 Non-Qualified Deferred Compensation

Deferral of Salary.  The named executive officers, like any employee otherwise ineligible to fully participate in the KSOP and who meets the Code definition of being “highly compensated,” are eligible to defer into the Corporation's Non-Qual Plan, as discussed on page 26. Deferrals to the Non-Qual Plan are invested as directed by each participant and are matched at the discretion of the Board of Directors in conjunction with and subject to limits established each year by the Board of Directors for elective deferrals to the KSOP.  Earnings on deferrals are based on the investment elections made by the individual Non-Qual Plan participants and no guaranteed return is available to any named executive officer participating in the Non-Qual Plan.  On an annual basis, each Non-Qual Plan participant is allowed to designate or modify the percentage of salary to defer to the Non-Qual Plan in compliance with Code Section 409A. Participants elect the form of payment for Qualifying Distribution Events at the time they enroll in the Non-Qual Plan.  Such Qualifying Distribution Events include without limitation Separation from Service, Change in Control, Unforseeable Emergency, Disability, Death, and Scheduled In-Service Distributions.

Prior to 2022, the named executive officers were similarly eligible to participate in the Corporation's previous non-qualified deferred compensation plan referred to as the WRAP.   Distributions from the WRAP are only available post-termination or retirement.

The table below provides detail regarding non-qualified deferred compensation of the named executive officers.  Balances previously deferred by the named executive officers to the WRAP have been combined with the Non-Qual Plan deferrals and reported in a single table below.

	Executive	Corporation	Aggregate		Aggregate
	Contributions	Contributions	Earnings	Aggregate	Balance
	in Last Fiscal	in Last Fiscal Year	in Last Fiscal	Withdrawals/	at Last Fiscal
Name	Year (1)	(1)	Year (2)	Distributions	Year End (3)
William P. Stafford, II	$293,553	$21,157	$520,108	$-	$3,088,965
Gary R. Mills	77,878	35,357	(35,066)	-	1,449,264
David D. Brown	46,476	16,300	(47,803)	-	448,769
Jason R. Belcher	11,619	8,975	26,141	-	212,107
Sarah W. Harmon	2,214	938	1,136	-	8,135

(1)

The amounts reported under “Executive Contributions” are included in each named executive officer’s amount under the “Salary” column in the “2025 Summary Compensation Table.” The amounts reported under “Corporation Contributions” are included in each named executive officer’s amount under the “2025 All Other Compensation” column in the “2025 Summary Compensation Table.” The Corporation contributions reflected in the above table are reflective of amounts deferred by the executives in the prior plan year, but matched by the Corporation in the subsequent year.

(2)

The amounts reported under “Aggregate Earnings” are not included in each named executive officer’s amount under the “Salary” column or the "Change in Pension Value and Nonqualified Deferred Compensation Earnings" column in the “2025 Summary Compensation Table.”

(3)

The Aggregate Balance at December 31, 2025 shown above includes amounts reported in the Summary Compensation Table (or would have been reported if the person was an NEO) for prior years as follows: $1,290,827 for Mr. Stafford; $816,174 for Mr. Mills; $264,702 for Mr. Brown; $101,973 for Mr. Belcher; and $3,233 for Ms. Harmon.

Potential Payments upon Termination

The information below describes the compensation that would become payable under existing plans and agreements based on the named executive officer’s actual termination of employment coupled with the assumption that the named executive officer’s employment had terminated on December 31, 2025, given the named executive officer’s compensation, years of service, and a presumed age of 62.

These benefits are in addition to benefits generally available to other non-executive officers, who are salaried employees, such as distributions under the KSOP and disability insurance benefits. The Corporation has estimated the amounts of compensation payable to each named executive officer under a variety of termination circumstances, including: early retirement, involuntary termination not for “Cause,” termination for “Cause,” termination following a change of control, disability, and death of the named executive officer.

Since a variety of factors might affect the nature and amount of any benefits payable upon the events discussed below, actual amounts may vary from what the Corporation has projected.

Regardless of the manner in which a named executive officer’s employment terminates, he or she may be entitled to receive amounts earned during their term of employment. Such amounts include:

•	option or stock award grants made pursuant to the 1999 Plan, 2004 Plan, 2012 Plan, or 2022 Plan that vest through the most recently completed fiscal year;
•	amounts contributed under the KSOP and the Corporation’s non-qualified deferred compensation plans;
•	amounts accrued and vested through the Corporation’s SERP payable as benefits for the life of the named executive officer beginning at age 62; and
•	cash surrender value of life insurance payable.

In the event of an involuntary termination without “Cause” or termination by a named executive officer for “Good Reason” other than a change in control, the Corporation shall pay the named executive officer severance in the form of continuing to pay their base salary for eighteen (18) months. In addition, the Corporation shall maintain and continue to provide health, dental, accident and disability insurance and certain other executive benefit plans, programs and arrangements until the earlier of (i) eighteen (18) months; or (ii) the date on which the Corporation determines that the named executive officer has violated any one of several specified sections of the agreement. Additional details regarding these agreements are set forth in the discussion beginning on page 27.  As required by said employment agreements, in the event of termination without “Cause,” termination due to change of control, or termination by a named executive officer for “Good Reason,” payment of any severance amounts due under the employment agreement is conditioned upon the execution of a separation agreement containing a valid waiver and release of any and all claims and a reaffirmation of the restrictions upon the executive contained in the employment agreement.

Payments Made Upon Retirement

In the event of the retirement of a named executive officer, in addition to the items identified above:

•	for options granted under the 1999 Plan, the officer will retain vested options for up to five (5) years after normal retirement at age 62 or later and ninety (90) days after early retirement;
•	for options granted under the 2012 Plan, the officer will retain vested options for the period of one year, or any statutorily required period; and
•
for performance restricted stock units and time-based restricted stock units granted under the 2022 Plan, the officer shall forfeit all unvested performance restricted stock units upon retirement unless the CRC otherwise amends the award to provide for proration or full payment upon retirement.

Payments Made Upon Death or Disability

In the event of the death or disability of a named executive officer, in addition to the benefit payments made upon termination or retirement, the named executive officer or their beneficiaries may receive benefits under the Corporation’s disability plan or executive life insurance plan, as appropriate, if enrolled. Currently, Mr. Stafford is the only named executive officer enrolled in a split dollar life insurance plan. If Mr. Stafford had died on December 31, 2025, his survivors would have received the projected amount of $100,000 from the proceeds of any individual split dollar life insurance policy. The premiums associated with this policy are included in the “2025 All Other Compensation and Benefits” table on page 30. The estimated amounts payable to the beneficiaries are derived by reflecting a deduction for repayment to the Corporation of the cash surrender value of the split dollar life insurance policies and distribution of eighty percent (80%) of the face value of any remaining insurance proceeds to the respective beneficiaries and twenty percent (20%) to the Corporation.

Payments Made Upon a Change of Control

As previously stated, the Corporation has entered into employment agreements with each of the named executive officers, which agreements include change of control provisions. Under these provisions and subject to certain requirements and restrictions, if within three (3) years after a change of control, a named executive officer is separated from service either because of (i) non-renewal of the agreement by the Corporation, (ii) termination by the Corporation without “Cause,” or (iii) termination by the named executive officer for “Good Reason," the named executive officer shall receive severance in the form of continued payment of their base salary and providing all other compensation benefits of a like kind and value as in effect at the time of the change of control, or on the date of termination, whichever is greater, for a period of thirty-six (36) months. Additional information relating to the terms of said employment agreements, including the change of control provisions, are set forth in the discussion beginning on page 27.

Potential Incremental Payments Table

The following table shows the potential incremental value transfer to each named executive officer under various termination scenarios. The table was prepared as though each named executive officer’s employment was terminated on December 31, 2025, with proper prior notice if applicable.

		Acceleration/
		Vesting of	Non-
		Options and	Qualified			Executive
	Salary &	Restricted	Deferred			Life
William P. Stafford, II	Benefits	Stock (9)	Comp (4)	SERP		Ins (6)		Total
Early retirement	$-	$-	$3,088,965	$79,556	(5,7)	$96,012		$3,264,533
Retirement	-	-	3,088,965	80,000	(2,5)	96,012		3,264,977
Termination for "Cause"	-	-	3,088,965	-		96,012		3,184,977
Termination without "Cause"	779,126	-	3,088,965	80,000	(1,5)	96,012		4,044,103
Change in control termination	1,523,094	461,190	3,088,965	1,089,518	(4)	96,012		6,258,779
Disability (8)	-	91,817	3,088,965	80,000	(1,5)	96,012		3,356,794
Death (3)	-	91,817	3,088,965	80,000	(1,5)	1,159,000	(4)	4,419,782

Gary R. Mills
Early retirement	-	-	1,449,264	53,598	(5,7)	106,706		1,609,568
Retirement	-	-	1,449,264	61,844	(2,5)	106,706		1,617,814
Termination for "Cause"	-	-	1,449,264	-		106,706		1,555,970
Termination without "Cause"	1,032,452	-	1,449,264	61,844	(1,5)	106,706		2,650,266
Change in control termination	2,029,746	614,864	1,449,264	561,003	(4)	106,706		4,761,583
Disability (8)	-	122,411	1,449,264	61,844	(1,5)	106,706		1,740,225
Death (3)	-	122,411	1,449,264	61,844	(1,5)	1,545,000	(4)	3,178,519

David D. Brown
Early retirement	-	-	448,769	30,123	(5,7)	32,226		511,118
Retirement	-	-	448,769	34,757	(2,5)	32,226		515,752
Termination for "Cause"	-	-	448,769	-		32,226		480,995
Termination without "Cause"	550,818	-	448,769	34,757	(1,5)	32,226		1,066,570
Change in control termination	1,066,479	266,163	448,769	239,542	(4)	32,226		2,053,179
Disability (8)	-	52,990	448,769	34,757	(1,5)	32,226		568,742
Death (3)	-	52,990	448,769	34,757	(1,5)	786,000	(4)	1,322,516

Jason R. Belcher
Early retirement	-	-	212,107	16,186	(5,7)	8,218		236,511
Retirement	-	-	212,107	18,676	(2,5)	8,218		239,001
Termination for "Cause"	-	-	212,107	-		8,218		220,325
Termination without "Cause"	550,818	-	212,107	18,676	(1,5)	8,218		789,819
Change in control termination	1,066,479	266,163	212,107	33,847	(4)	8,218		1,586,814
Disability (8)	-	52,990	212,107	18,676	(1,5)	8,218		291,991
Death (3)	-	52,990	212,107	18,676	(1,5)	786,000	(4)	1,069,773

Sarah W. Harmon
Early retirement	-	-	8,135	-		4,039.00		12,174
Retirement	-	-	8,135	-		4,039.00		12,174
Termination for "Cause"	-	-	8,135	-		4,039.00		12,174
Termination without "Cause"	550,818	-	8,135	-		4,039.00		562,992
Change in control termination	1,066,479	250,816	8,135	-		4,039.00		1,329,469
Disability (8)	-	49,934	8,135	-		4,039.00		62,108
Death (3)	-	49,934	8,135	-		871,000	(4)	929,069

(1)	Annual payment deferred to age 60.
(2)	Annual payment; presumed to be age 62 on December 31, 2025.
(3)	Payment to beneficiary upon death of named executive officer.
(4)	Presumes lump sum payout.
(5)

Represents an annuity payable over the life of the named executive officer at a reduced amount beginning at age 60, a larger amount beginning at age 62 or for ten (10) years certain to a named beneficiary in the event of death.

(6)	Other than the life insurance proceeds payable upon death, presumed at December 31, 2025.
(7)	Presumed to be age 60 and have at least twenty (20) years of service on December 31, 2025.
(8)	The benefits shown in the disability termination scenario reflect the accelerated vesting of options and restricted stock units, lump sum payout of nonqualified deferred compensation, annuity payment of their SERP, and the cash surrender value of their life insurance upon the named executive officer's disability. There are no disability benefits listed in the above table because the Corporation's disability plan does not discriminate in scope, terms or operation in favor of executive officers and is available generally to all salaried employees.
(9)	Under the 2022 Equity Plan, the restricted stock units are forfeited in the case of individual employment terminations or retirement unless the CRC amends the award to provide for proration of full payout. The information reported in this column assumes that the restricted stock units have been forfeited in both of these circumstances. Under the plan, any units not assumed or replaced by the successor or surviving corporation in a change of control shall vest on the date of such termination and separation from service. The amounts in this column includes the estimated benefit in the event a successor corporation had refused to assume or replace the NEO's outstanding equity awards.

DIRECTOR COMPENSATION

2025 Non-Management Directors’ Compensation

The Corporation and the Board have a long-standing goal of offering directors a compensation package that is intended to fairly compensate directors for work required for the Corporation and to align the directors’ interests with the long-term interests of shareholders.  Since 2021, the program has utilized only two components: Board service fees (paid 50% in cash and 50% in equity grants that vest one-year from grant date) and committee service fees (including chairmanship and financial expert fees) paid in cash.  In 2024, Aon was engaged to review the competitiveness of its non-management directors' compensation program.  This review included a review of annual board retainers, incentive compensation, equity awards, committee fees, and total board compensation cost.  As a result of this engagement, based on a review of prevailing peer group practice and strong corporate governance practices, certain changes were made to the non-management directors' compensation in 2024, but not to the structure of the compensation program which remained satisfactory.   Only minor increases to quarterly retainer fees paid to the Board and retainer fees paid to the ACC members were made in 2025.

As shown on the table on page 38, for fiscal year 2025, non-management directors’ compensation includes the following:

Cash Compensation. During 2025, each non-employee member of the Board received a total annual retainer fee of $34,988, paid on a quarterly basis.   No additional fee is paid to directors of the Corporation who also serve on the board of a subsidiary, although fees may be paid for service on certain committees of subsidiaries. ACC members received an annual cash retainer fee of $11,488, with the Chairman receiving an additional $14,361 and the Financial Expert receiving an additional $7,469 per year. Members of the GNC received a cash retainer fee of $2,826 per year, with the Chairman receiving an additional $2,826 per year. Members of the CRC receive a cash retainer fee of $2,826 per year, with the Chairman receiving an additional $2,826 per year. Non-management directors are reimbursed for travel or other expenses incurred for attendance at Board, subsidiary board, and committee meetings or other required travel for the benefit of the Corporation.

Deferral of Cash Compensation. Directors are permitted on an annual basis, prior to the beginning of each calendar year, to defer Board and committee cash fees to the Non-Qual Plan. Each director electing to defer fees is responsible for the investment of such deferrals, and the Corporation does not provide either a preferential investment or interest rate for such deferred compensation. Each director who has deferred any such compensation has the ability to access such deferred compensation upon retirement from active Board service.

Equity Compensation. In 2025, each non-employee member of the Board was awarded equity compensation in the form of restricted stock units, which are scheduled to vest one (1) year from the date of grant.  The award was in an amount equal to each director's annual cash retainer for their Board, but not Committee, service.  All grants of restricted stock units to directors in 2025 were made under the 2022 Plan.

Directors’ Supplemental Retirement Plan. The Corporation established a directors’ supplemental retirement plan (“Directors’ SERP”) for its non-management directors in 2001, which was later amended to remain compliant with Code Section 409A and to provide for certain changes in the benefit formula and various other provisions. The Directors’ SERP amendment substitutes a defined benefit in lieu of the previous indexed benefit. The amended Directors’ SERP provides for an annual retirement benefit of one hundred percent (100%) of the director’s highest consecutive three (3) years’ average compensation. Benefits are payable at the later of (i) the age of 70 or (ii) separation from service to the Corporation, and continue for ten (10) years.  The Directors’ SERP also contains provisions addressing a change of control, as defined in the Plan, which allow the directors to retain benefits under the Directors’ SERP in the event of a termination of service, other than for “Cause,” during the twelve (12) months prior to a change in control or anytime thereafter, unless the director voluntarily terminates their service within ninety (90) days following the change in control.  On December 31, 2021, the Directors' SERP was amended with the effect of (1) freezing it to new participants and (2) amending the definition of final average compensation so that no year after 2021 could be considered in the computation.  Current participants will continue to accrue and vest as intended under the plan.

The Corporation has also entered into life insurance endorsement method split dollar agreements with certain directors covered under the Directors’ SERP. Under the agreements, the Corporation shares eighty percent (80%) of death benefits (after the Corporation’s recovery of cash surrender value) with the designated beneficiaries of the directors under life insurance contracts referenced in the Directors’ SERP.

Insurance. The Corporation provides Directors’ Liability Insurance coverage for its directors and indemnification is provided for in the Corporation’s Bylaws.

Director Compensation Table

The following table summarizes non-management director compensation, including compensation for director services at the bank subsidiary for 2025.

					Change in
					Pension Value
					and
	Fees				Non-qualified
	Earned			Non-Equity	Deferred
	or Paid in	Stock	Option	Incentive Plan	Compensation	All Other
Name	Cash (1)	Awards (2)	Awards	Compensation	Earnings	Compensation	Total

C. William Davis	$47,057	$35,375	$-	$-	$7,023	$-	$89,455
Samuel L. Elmore	92,920	35,375	-	-	8,428	-	136,723
Richard S. Johnson	82,620	35,375	-	-	8,078	-	126,073
Harriet B. Price	52,128	35,375	-	-	-	-	87,503
M. Adam Sarver	75,733	35,375	-	-	-	-	111,108
Beth A. Taylor	50,067	35,375	-	-	-	-	85,442

(1)	The value represents board fees and committee fees.
(2)

On May 28, 2025, directors were awarded restricted stock units which vest in one (1) year.  The amounts represent the grant date fair value of the restricted stock units in accordance with FASB ASC Topic 718.  The compensation amount was calculated using the closing price of $38.12 on May 27, 2025, the day prior to the grant date.

PAY RATIO DISCLOSURE

In August 2015, pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd - Frank Act”), the Securities and Exchange Commission (“SEC”) adopted a rule requiring annual disclosure of the ratio of the total annual compensation of the principal executive officer (“PEO”) of the Corporation to the median annual total compensation of all other employees of the Corporation (the “MATC”). The Corporation’s PEO is Mr. Stafford. During calendar year 2025, Mr. Stafford received total compensation of $1,122,497, as reflected in the Summary Compensation Table on page 29. During calendar year 2025, the MATC was $51,062. Accordingly, the aforesaid ratio for the Corporation for fiscal year 2025 is 22.0 to 1.

The MATC used in the calculation above was determined from a list of 566 persons, constituting all persons (excluding the PEO) employed by the Corporation on January 1, 2025 and remaining employed by the Corporation as of December 31, 2025 excluding seasonal employees.  Determination of the median employee was based on wages actually earned in 2025 plus the following additional 2025 compensation components, where applicable: paid time off; overtime pay; incentive compensation; and commissions. The gross amounts were adjusted for locality differentials where applicable. After identifying the median employee, the MATC was calculated using the same methodology employed for named executive officers, including the PEO, in the Summary Compensation Table.

PAY VERSUS PERFORMANCE

As required by Item 402(v) of Regulation S-K, the Corporation is providing the following information about the relationship between executive compensation as reported in the Summary Compensation Table, “Compensation Actually Paid” ("CAP") as defined by the SEC, and certain financial performance of the Company. CAP is calculated in accordance with SEC rules and does not reflect the actual amount of compensation earned or paid during the applicable year. For information concerning the Corporation’s pay for performance philosophy and how the Corporation aligns executive compensation with the Corporation’s performance, refer to the Compensation Discussion and Analysis beginning on page 20.

Pay versus Performance Table

The following table reports the total compensation for the NEOs for the past five (5) fiscal years as shown in the Summary Compensation Table ("SCT"), the CAP to the PEO and, on average, to the other NEOs in accordance with SEC rules.  The table also provides information on the Corporation's Total Shareholder Return ("TSR") and the TSR of the selected peer group over the five-year period, the Corporation's Net Income, and the Corporation's ROAE which represents our Company Selected Measure ("CSM") per SEC rules.

					Year-end value of $100 invested on 12/31/2020
Year	SCT Total for PEO (1)	CAP for PEO (2)	Average SCT Total for Non-PEO NEOs (1)	Average CAP for Non-PEO NEOs (2)	FCBC TSR (3)	Peer Group TSR (4)	FCBC Net Income (MM)		FCBC ROAE (%)
2025	$1,122,498	$1,029,477	$896,664	$866,465	$195.35	$167.37	$48.79	(5)	9.64
2024	855,786	888,650	704,183	728,682	161.84	120.02	51.60		10.03
2023	1,200,030	956,254	777,519	765,683	141.73	128.73	48.02		10.02
2022	970,489	942,517	756,509	761,575	122.88	99.82	46.66		11.04
2021	690,995	702,132	525,400	567,119	116.90	107.19	51.17		11.96

(1)

Mr. William Stafford served as the PEO for all five (5) years covered in the table.  Messrs. Gary Mills, David Brown, Jason Belcher, and Ms. Sarah Harmon served as the Non-PEO NEOs for all five (5) years covered in the table.  The dollar amounts reported are total compensation in the Summary Compensation Table for the PEO and the average for Non-PEO NEOs for each reported fiscal year.

(2)

The dollar amounts reported represent "Compensation Actually Paid," as calculated in accordance with SEC rules for the PEO and the average for Non-PEO NEOs for each reported year.  These dollar amounts do not reflect actual amounts of compensation paid during the covered year, but reflect adjustments for (i) the year-end fair values of unvested equity awards granted in the current year, (ii) the year-over-year difference of year-end fair values for unvested awards granted in prior years, (iii) the fair values at vest date for awards granted and vested in the current year, and (iv) the difference between prior year-end fair values and vest date fair values for awards granted in prior years.  In addition, adjustments were made for the difference in pension values reported in the Summary Compensation Table and the current year service cost obtained from the Corporation's pension actuary.  The Corporation does not pay or accrue dividends or dividend equivalents on unvested equity grants; and, as such, reports no adjustments.

(3)

Reflects the cumulative total shareholder return of First Community Bankshares, Inc. over the five-year period.  The reporting is based on a theoretical $100 invested on the last day of 2020 and valued as of the last trading day of 2021, 2022, 2023, 2024 and 2025.  These calculated values were obtained from the S&P Cap IQ database.

(4)

Reflects the cumulative total shareholder return of the Corporation’s Asset & Regional Peer Group, weighted according to the member companies’ market capitalization for each period for which the return is indicated. This is the peer group used by FCBC for purposes of Item 201(e) of Regulation S-K in our Annual Report on Form 10K for the year ended December 31, 2025. Calculated values in the table were obtained from the S&P Cap IQ database.

(5)	Net income in 2025 was negatively impacted by $2.33 million of after-tax merger related expenses.

Calculation of Compensation Actually Paid ("CAP")

To calculate the amounts in the CAP for the Corporation's PEO and Non-PEO NEOs in the table above according to SEC reporting rules, the following adjustments were made to Total Compensation as reported in the Summary Compensation Table for each covered year.

	2025		2024		2023		2022		2021
	PEO	Average Non-PEO NEOs	PEO	Average Non-PEO NEOs	PEO	Average Non-PEO NEOs	PEO	Average Non-PEO NEOs	PEO	Average Non-PEO NEOs
Total Compensation from Summary Compensation Table	$1,122,498	$896,664	$855,786	$704,183	$1,200,030	$777,519	$970,489	$756,509	$690,995	$525,400
Adjustments for Pension
Adjustment Summary Compensation Table Pension	(76,203)	(16,916)	-	-	(301,283)	(54,654)	(46,618)	(9,027)	(43,270)	(20,210)
Amount added for current year service cost	-	-	-	-	-	-	-	-	-	31,734
Amount added for prior service cost impacting current year	-	-	-	-	-	-	-	-	-	-
Total Adjustments for Pension	(76,203)	(16,916)	-	-	(301,283)	(54,654)	(46,618)	(9,027)	(43,270)	11,524
Adjustments for Equity Awards
Adjustment for grant date values in the Summary Compensation Table	(146,038)	(115,342)	(146,021)	(108,853)	(146,026)	(108,835)	(135,011)	(100,643)	(108,049)	(82,640)
Year-end fair value of unvested awards granted in the current year	129,220	102,059	178,885	133,352	205,757	153,353	163,635	121,981	97,254	74,372
Year-over-year difference of year-end fair values for unvested awards granted in prior years	-	-	-	-	(2,224)	(1,700)	9,774	7,456	41,511	24,698
Fair values at vest date for awards granted and vested in current year	-	-	-	-	-	-	-	-	-	-
Difference in fair values between prior year-end fair values and vest date fair values for awards granted in prior years	-	-	-	-	-	-	(19,752)	(14,701)	23,691	13,765
Forfeitures during current year equal to prior year-end fair value	-	-	-	-	-	-	-	-	-	-
Dividends or dividend equivalents not otherwise included in total compensation	-	-	-	-	-	-	-	-	-	-
Total Adjustments for Equity Awards	(16,818)	(13,283)	32,864	24,499	57,507	42,818	18,646	14,093	54,407	30,195
Compensation Actually Paid (as calculated)	$1,029,477	$866,465	$888,650	$728,682	$956,254	$765,683	$942,517	$761,575	$702,132	$567,119

Performance Measures

As required by SEC rules, the following table identifies the three most important financial measures used by the CRC for making compensation decisions related to the 2025 NEOs. The Company-Selected Measure is denoted with an asterisk.

Financial Performance Measures
Return on Average Equity (ROAE) *
Return on Average Assets (ROAA)
Efficiency Ratio

Pay versus Performance Graphs

In accordance with SEC reporting rules, the Corporation has prepared the following graphs which overlay the following performance results with CAP:

●	Corporation and peer group TSR versus Compensation Actually Paid to the PEO and average for other NEOs for each covered year.

●	Corporation Net Income versus Compensation Actually Paid to the PEO and average for other NEOs for each covered year.

●	Corporation Return on Average Equity (ROAE) versus Compensation Actually Paid to the PEO and average for other NEOs for each covered year.

OWNERSHIP AND RELATED PERSON TRANSACTIONS

Information on Stock Ownership

The following table shows how many shares of Common Stock are beneficially owned by each director and named executive officer individually and as a group as of February 27, 2026.  The table also shows all shareholders known to us to be the beneficial owners for more than 5% of the outstanding shares of Common Stock of the Corporation.  “Beneficial ownership” includes those shares of Common Stock which a director or named executive officer has the power to vote or invest, as well as stock options that are exercisable currently or within 60 days, and common stock underlying phantom stock, performance restricted stock units and restricted stock units that may be acquired, in certain circumstances, within 60 days. The following table does not include any performance restricted stock units or restricted stock units because the directors and named executive officers may not acquire these units within 60 days of February 27, 2026.

		Amount and
		Nature
	Name and Address of Beneficial	of Beneficial	Percent of
Title of	Owner or Number of	Ownership as of	Common
Class	Persons in Group	February 27, 2026	Stock

Common	Richard G. Preservati (1)	1,500,775	7.87%
	P.O. Box 1003, Princeton, WV 24740

Common	BlackRock (2)	1,263,159	6.62%
	55 East 52nd Street, New York, NY 10055

Common	The Vanguard Group, Inc (3)	1,100,349	5.77%
	100 Vanguard Blvd., Malvern, PA 19355

Common	The H. P. & Anne S. Hunnicutt Foundation (4)	822,100	4.31%
	P.O. Box 309, Princeton, WV 24740

	The Corporation's Directors and Named Executive Officers:
Common	Jason R. Belcher (5)	21,864	*
Common	David D. Brown (6)	36,493	*
Common	C. William Davis (7)	29,544	*
Common	Samuel L. Elmore (8)	22,894	*
Common	Sarah W. Harmon (9)	12,832	*
Common	Richard S. Johnson (10)	62,789	*
Common	Gary R. Mills (11)	89,097	*
Common	Harriet B. Price (12)	5,456	*
Common	M. Adam Sarver (13)	161,570	*
Common	William P. Stafford, II (14)	225,382	1.18%
Common	Beth A. Taylor (15)	30,744	*

	All Directors and Executive Officers as a Group	698,665	3.66%

*	Represents less than one percent (1%) of the outstanding shares.

(1)	Number of shares are based on a Form 13G filed with the SEC on March 25, 2015, for shares owned as of March 6, 2015.
(2)	Number of shares are based on a Form 13G filed with the SEC on July 17, 2025, for shares owned as of June 30, 2025.
(3)	Number of shares are based on a Form 13G filed with the SEC on November 12, 2024, for shares owned as of September 30, 2024.
(4)	The H. P. and Anne S. Hunnicutt Foundation ("Foundation") is a charitable, tax-exempt, private foundation. The Foundation was created by the families of Directors William P. Stafford, II and Director M. Adam Sarver. Neither Director Stafford nor Director Sarver hold beneficial ownership of the shares held by the Foundation.
(5)	Includes 4,979 shares allocated to Mr. Belcher’s KSOP account.
(6)

Includes 4,862 shares allocated to Mr. Brown’s KSOP account, 12,700 phantom shares (equal to one share of common stock) that may be acquired upon termination or retirement from the Corporation and 4,455 shares issuable upon exercise of currently exercisable options granted under the 2012 Plan.

(7)

Includes 5,805 phantom shares (equal to one share of common stock) that may be acquired upon termination or retirement from the Corporation and 3,958 shares issuable upon exercise of currently exercisable options granted under the 2012 Plan.

(8)	Includes 3,958 shares issuable upon exercise of currently exercisable options granted under the 2012 Plan.
(9)	Includes 1,703 shares allocated to Ms. Harmon’s KSOP account and 5,157 shares issuable upon exercise of currently exercisable options granted under the 2012 Plan.
(10)

Includes 26,550 shares held jointly by Mr. Johnson and his wife and 3,958 shares issuable upon exercise of currently exercisable options granted under the 2012 Plan. 28,600 of the shares listed have been pledged as security by Mr. Johnson.

(11)

Includes 9,803 shares allocated to Mr. Mills’ KSOP account, 34,900 shares held jointly by Mr. Mills and his wife, 15,968 phantom shares (equal to one share of common stock) that may be acquired upon termination or retirement from the Corporation, and 3,890 shares issuable upon exercise of currently exercisable options granted under the 1999 Plan and 15,799 shares issuable upon exercise of currently exercisable options granted under the 2012 Plan.

(12)	Includes 3,958 shares issuable upon exercise of currently exercisable options granted under the 2012 Plan.
(13)

Includes 872 shares held by Mr. Sarver’s wife, 2,000 shares held in a custodian account for his daughters, a fifty percent (50%) ownership of Longview Properties, LLC, and 3,958 shares issuable upon exercise of currently exercisable options granted under the 2012 Plan. 24,832 of the shares listed have been pledged as security by Mr. Sarver.

(14)	Includes 3,349 shares allocated to Mr. Stafford’s KSOP account and 11,702 shares issuable upon exercise of currently exercisable options granted under the 2012 Plan.
(15)	Includes 20,000 shares held by Dr. Taylor's husband.

Related Person/Party Transactions

Review and Approval of Related Person/Party Transactions. The Corporation reviews relationships and transactions in which the Corporation and its directors, executive officers, their immediate family members, or their related entities participate. The Corporation has developed and implemented processes and controls to obtain such information and determine whether a related person or party has a direct or indirect material interest in a transaction that requires approval of such transaction by the GNC and/or disclosure of such transaction in the annual proxy statement. Procedures used for reviewing and assessing this process are documented in writing.

Part of this process requires all directors of the Corporation and its banking subsidiary and all executive officers to respond annually to a related party worksheet and each director and named executive officer to respond annually to a proxy statement questionnaire. When it is determined that a transaction with a related person or party may have occurred, or when the Corporation desires to enter into a transaction with a related person or party, the transaction is scrutinized to determine whether such transaction truly rises to the level of a “Related Party Transaction” as defined by the SEC rules. Potential Related Party Transactions are examined by the GNC, which may approve or ratify the transaction, and, as necessary, consult with counsel having specific expertise in SEC matters. If a Related Party Transaction has occurred, it is disclosed in the annual proxy statement pursuant to SEC rules.

Further, all significant transactions with related persons or parties, regardless of whether they rise to the level of a Related Party Transaction, are reviewed on a quarterly basis by the GNC.

Description of Related Person Transactions. As expected, the Corporation’s subsidiary bank has consistently and from time-to-time accepted deposits from and made loans to related persons and parties. All such loans and deposits were made: (i) in the ordinary course of business; (ii) on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other non-related persons or parties; and (iii) did not involve more risk of collectability than comparable transactions with other non-related persons or parties. All loans made to directors and executive officers are in compliance with federal banking regulations and thereby exempt from insider loan prohibitions as set forth in the Sarbanes-Oxley Act of 2002.

During 2025, the Corporation entered into no Related Party Transactions in excess of $120,000 or which would otherwise meet the threshold for disclosure in this proxy statement under the relevant SEC rules.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act and applicable SEC regulations require the Corporation’s directors, executive officers, and persons who beneficially own more than ten percent (10%) of Common Stock of the Corporation to file initial reports of ownership and reports of changes in ownership of Common Stock with the SEC. As a practical matter, the Corporation assists all directors and executive officers by monitoring, completing, and filing Section 16 reports on their behalf. Based solely upon the review of Forms 3, 4 and 5, and amendments thereto filed in accordance with the instructions and information provided to the Corporation by its officers and directors, the Corporation believes that all Section 16(a) filings required to be filed by its directors, executive officers and persons who beneficially own more than ten percent (10%) of the Common Stock were properly and timely completed during fiscal year 2025.

REPORT OF THE AUDIT AND COMPLIANCE COMMITTEE

The ACC is comprised of five (5) independent directors and operates under a written charter adopted by the Board of Directors and available publicly on the Corporation's website www.firstcommunitybank.com under Investor Relations.   The ACC selects the Corporation's independent registered public accounting firm, subject to advisory shareholder ratification, and reviews the Corporation’s financial reporting process on behalf of the Board of Directors. Management has primary responsibility for establishing and maintaining adequate internal financial controls for preparing financial statements and for public reporting processes. Crowe, LLP, the Corporation’s independent registered public accounting firm for 2025, is responsible for expressing opinions on the conformity of the Corporation’s financial statements with generally accepted accounting principles and on the Corporation’s internal controls over financial reporting.

In this context, the ACC has reviewed and discussed with management and Crowe, LLP the audited financial statements for the year ended December 31, 2025, and Crowe, LLP's evaluation of the Corporation’s internal controls over financial reporting as of that date. The ACC regularly communicates with Crowe, LLP regarding Auditing Standard 1301 Communications with Audit Committees, as well as other relevant standards as required by the Public Company Accounting Oversight Board ("PCAOB"). In accordance with PCAOB requirements, Crowe, LLP has communicated to the ACC, and the Committee has discussed, the firm’s independence.  The ACC has concluded that Crowe, LLP's provision of audit and non-audit services to the Corporation and its affiliates is compatible with Crowe, LLP's independence.

Based on the review and discussions referred to above, the ACC recommended to the Board of Directors (and the Board approved) that the audited financial statements for the year ended December 31, 2025, be included in the Annual Report on Form 10-K for 2025 for filing with the SEC.

This report is provided by the following independent directors, who comprise the ACC:

Samuel L. Elmore

Richard S. Johnson (Chairman)

Harriet B. Price

M. Adam Sarver

Beth A. Taylor

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The ACC of the Board of Directors annually considers the selection of the Corporation’s independent registered public accounting firm.  From time to time, this consideration is supported by competitive bids solicited from several reputable firms, which allows the ACC to rigorously evaluate the qualifications and relevant experience of each firm and to ensure the fair pricing of services provided.  This competitive bidding process was last undertaken in 2022.  Based on past experience as well as the results of the 2022 bid process, the ACC reappointed Crowe LLP as the independent registered public accounting firm to audit the Corporation’s financial statements for the fiscal year ended December 31, 2025.

In making its selection, the ACC considered, among a plethora of other factors, whether the audit and non-audit services provided by any potential provider are compatible with maintaining the independence of the Corporation's outside auditors.  The ACC also requires the selected provider to rotate its key partners assigned to the Corporation's audit at least every five (5) years.  The ACC prohibits the hiring by the Corporation and its subsidiaries of any of the selected independent registered public accounting firm's partners, directors, managers, staff persons, advising members of the department of professional practice, reviewing partners, reviewing tax professionals, or any other persons having responsibility for providing audit assurance on any aspect of the certification of the Corporation’s financial statements.

Representatives of Crowe, LLP will be present at the Annual Meeting to make a statement, if they desire to do so, and to respond to appropriate questions.

Principal Accounting Fees and Services

Fees Paid to Independent Registered Public Accounting Firm.  The following table provides information regarding the fees paid by the Corporation to its independent registered public accounting firm, Crowe, LLP, for the fiscal year ended December 31, 2024 and December 31, 2025:

	2024	2025

Audit fees	$424,515	$517,450
Audit related fees	55,440	57,099
All other fees	-	-
Tax fees	13,409	14,293

In the above tables, in accordance with SEC rules, “audit fees” are fees paid by the Corporation to Crowe, LLP for audit of the Corporation’s financial statements included in the Annual Report on Form 10-K, for review of financial statements included in the Quarterly Reports on Form 10-Q, for audit of the Corporation’s internal controls over financial reporting, and for services typically provided by the auditor in connection with statutory and regulatory filings. “Audit related fees,” which amount was preapproved by the ACC, include audits of two of the Corporation’s employee benefit plans. “Tax fees,” which were preapproved by the ACC, include fees paid for tax services related to benefit plans.

Pre-Approval Policies and Procedures

The ACC has adopted a policy that sets forth the manner in which the ACC will review and approve all services to be provided by the independent registered public accounting firm. The ACC pre-approves all audit and permitted non-audit services to be performed for the Corporation by its independent public accountants. The Chair of the ACC may represent the entire committee for the purposes of pre-approving permitted non-audit services. The ACC does not consider the provision of the permitted non-audit services to be incompatible with maintaining the independent public accountant’s independence.

PROPOSAL 4:  RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Subject to ratification by the Corporation's shareholders, the Board has ratified the decision of the ACC to engage Crowe, LLP as the independent registered public accounting firm to perform the audit of the consolidated financial statements of the Corporation and its subsidiaries, as well as the Corporation's internal control over financial reporting, for the fiscal year ending December 31, 2026.  As discussed above, Crowe, LLP was selected in 2023 following a competitive request for proposals process and audited the financial statements of the Corporation in 2025.

The Corporation is asking shareholders to ratify the selection of Crowe, LLP as its independent registered public accounting firm for the year ending December 31, 2026.  Although ratification is not required, it has been the Corporation's practice to seek shareholder ratification of this appointment as a matter of good corporate governance. If the shareholders fail to ratify the selection, the Board may, but is not required to, reconsider whether to retain Crowe, LLP as the Corporation's independent registered public accounting firm.  Further, even if the selection is ratified, the Board may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if the Board determines that such change would be in the best interests of the Corporation and its shareholders.

The Board unanimously recommends a vote FOR the ratification of Crowe, LLP as the Corporation's independent registered public accounting firm for the year ending December 31, 2026.

ADDITIONAL INFORMATION

Shareholder Proposals for Inclusion in Next Year’s Proxy Statement

To be considered for inclusion in next year’s proxy statement, shareholder proposals, submitted in accordance with SEC’s Rule 14a-8, must be received at the Corporation’s principal executive office by November 10, 2026. Proposals must be addressed to Secretary, First Community Bankshares, Inc., P.O. Box 989, Bluefield, Virginia 24605-0989.

Other Shareholder Proposals and Shareholder Nominations for Directors for Presentation at Next Year’s Annual Meeting

The Corporation’s amended and restated bylaws require that any shareholder proposal that is not submitted for inclusion in the next year’s proxy statement under SEC Rule 14a-8, but, is instead sought to be presented directly at the 2026 Annual Meeting, and any shareholder nominations for directors, must be received at the Corporation’s principal executive office not less than sixty (60) days nor more than ninety (90) days prior to the anniversary date of the 2026 Annual Meeting. As a result, proposals, including director nominations, submitted pursuant to these provisions of the bylaws, must be received no sooner than January 28, 2027, and no later than February 27, 2027. Proposals must be addressed to Secretary, First Community Bankshares, Inc., P.O. Box 989, Bluefield, Virginia 24605-0989, and include the information set forth in the bylaws, which are posted on the Corporation’s website. Shareholder nominations for directors may be made only if such nominations are made in accordance with the procedures set forth in Section 2.3 of the Corporation’s amended and restated bylaws. SEC rules permit management to vote proxies in management’s discretion in certain cases if the shareholder does not comply with this deadline, and in certain other cases regardless of the shareholder’s compliance with this deadline. Other than proposals properly omitted from this proxy statement pursuant to SEC rules and other matters discussed in this proxy statement, the Board of Directors has not received timely notice of any other matter that may come before the Annual Meeting.

For contested director elections, both the Corporation and dissident shareholders presenting their own candidates will distribute universal proxy cards that include all director candidates.  To comply with the universal proxy card rules, shareholders who intend to solicit proxies in support of director candidates other than the Corporation's candidates must provide advance notice that sets forth the information required by Rule 14a-19 under the Securities and Exchange Act of 1934, to our Secretary at the Corporation's principal executive office, First Community Bankshares, Inc., P.O. Box 989, Bluefield, Virginia 24605, no later than 60 days prior to the anniversary of the previous year's annual meeting date.

Solicitation of Proxies

Proxies may be solicited on behalf of the Board of Directors by mail, telephone, other electronic means, or in person. Copies of proxy materials and the 2025 Annual Report will be supplied to brokers, dealers, banks and voting trustees, or their nominees, for the purpose of soliciting proxies from the beneficial owners, and the Corporation will reimburse such record holders for their reasonable expenses.

Shareholder Requests for Copies of 2025 Annual Report and Proxy Materials

Upon written request, the Corporation will provide, without charge, to shareholders of record and beneficial owners as of close of business on February 27, 2026, a copy of this proxy statement and the 2025 Annual Report. Any written request for a copy of this proxy statement and/or the 2025 Annual Report must be mailed to Secretary, First Community Bankshares, Inc., P.O. Box 989, Bluefield, Virginia 24605-0989.

Delivery of Documents to Shareholders Sharing Same Address (Householding)

To reduce the expenses of delivering duplicate proxy materials to its shareholders, the Corporation may deliver only one proxy statement and Annual Report to multiple shareholders who share an address unless the Corporation receives contrary instructions from any shareholders at that address. If you are the beneficial owner, but not the record holder, of shares of the Corporation’s stock, your broker, bank, or other nominee may only deliver one copy of this proxy statement and 2025 Annual Report to multiple shareholders at the same address, unless that nominee has received contrary instructions from one or more of the shareholders. The Corporation will deliver, upon request, a separate copy of this proxy statement and 2025 Annual Report to a shareholder at a shared address to which a single copy of the documents was delivered. A shareholder desiring to receive a separate copy of the proxy statement and Annual Report, now or in the future, should submit this request to Broadridge Financial Solutions, Inc. (“Broadridge”), either by calling toll free at (800) 542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Also, shareholders sharing an address who are receiving multiple copies of proxy materials and annual reports and who wish instead to receive a single copy of such materials in the future will need to, in the case of beneficial owners, contact their broker, bank, or other nominee or, in the case of record owners, contact Broadridge (using the above contact information) to request that only a single copy of each document be mailed to all shareholders at the same address in the future.

Notice of Internet Availability of Proxy Materials

The Corporation delivers proxy materials primarily through the Internet in accordance with SEC rules. In addition to reducing the amount of paper used in producing these materials, this method lowers the costs associated with mailing the proxy materials to shareholders. Shareholders who own FCBC Common Stock directly and not through a bank, broker or nominee (“record holders”) will have proxy materials or the Notice of Internet Availability delivered directly to their mailing address or electronically if they have previously consented to delivery by email. Shareholders whose shares are held for them by banks, brokers or other nominees (“beneficial holders”) will have the proxy materials or the Notice of Internet Availability forwarded to them by the intermediary that holds the shares.

If you received only a Notice of Internet Availability by mail, you will not receive a printed copy of the proxy materials unless you request a copy by following the instructions on the notice. The Notice of Internet Availability also contains instructions for accessing and reviewing the proxy materials over the internet and provides directions for submitting your vote over the internet.  This proxy statement and the 2025 Annual Report may be viewed online at www.firstcommunitybank.com under Investor Relations.

First Community Bankshares, Inc. Annual Meeting of Shareholders

2:00 p.m. Eastern Daylight Time, April 28, 2026

Corporate Center

29 College Drive

Bluefield, Virginia 24605

Information about Advance Registration for Attending the Meeting

Attendance at the Annual Meeting is limited to the Corporation's shareholders, members of their immediate family, or their named representative.  Upon arrival at the Annual Meeting, shareholders, members of their immediate family, or their named representative will be asked to present appropriate identification to enter.  The Corporation reserves the right to limit the number of representatives who may attend the meeting.  If you hold your shares directly with the Corporation and you plan to attend the Annual Meeting, you are not required to follow any additional instructions.  If your shares are held for you by a bank, broker, or other institution and you wish to attend the Annual Meeting, please send a meeting registration request containing the information listed below to:

First Community Bankshares, Inc.

PO Box 989

Bluefield, Virginia 24605

Please include the following information:

-  Your name and complete mailing address;

-  The name(s) of any immediate family members who will accompany you;

-  If you wish to name a representative to attend the meeting on your behalf, the name, address, and telephone number of that individual; and

-  Proof that you own Corporation shares, such as a letter from your bank or broker or a photocopy of your bank or brokerage account statement.

If you have any questions regarding admission to the Annual Meeting, please call the Corporation's Secretary at (800) 425-0839.

Voting in Person at the Meeting

The Corporation encourages shareholders to submit proxies in advance of the Annual Meeting by telephone, Internet or mail.  Alternatively, shareholders may also vote in person at the meeting or may execute a proxy to vote for them at the meeting.  If your shares are held for you by a broker, bank, or other institution, you must obtain a proxy from that institution and bring it with you to the meeting to deliver with your ballot in order to be able to vote your shares at the Annual Meeting.

First Community Bankshares, Inc.

FIRST COMMUNITY BANKSHARES, INC
P.O. BOX 989
BLUEFIELD, VA 24605-0989

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on April 27, 2026 for shares held directly and by 11:59 p.m. Eastern Time on April 23, 2026 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 27, 2026 for shares held directly and by 11:59 p.m. Eastern Time on April 23, 2026 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V84585-P46328 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

FIRST COMMUNITY BANKSHARES, INC.

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR Proposals 1, 2, and 4:	☐	☐	☐	______________________

1. Election of Directors

Nominees, Class of 2029

01) Gary R. Mills
02) M. Adam Sarver

	For	Against	Abstain
2. To approve, on a non-binding advisory basis, the Corporation's executive compensation program for fiscal year 2025.	☐	☐	☐

The Board of Directors recommends you vote for "1 Year" on Proposal 3:	1 Year	2 Years	3 Years	Abstain
3. To recommend, on a non-binding advisory basis, the frequency of future shareholder advisory votes on the Corporation's executive compensation program.	☐	☐	☐	☐

	For	Against	Abstain
4. To ratify the selection of the independent registered public accounting firm for 2026.	☐	☐	☐

NOTE: The shares represented by the proxy, when properly executed, will be voted in the manner directed herein by the undersigned. If no direction is made, this proxy will be voted FOR the election of all nominees in Proposal 1; FOR Proposals 2 and 4; FOR approval on a non-binding, advisory basis, of a frequency of every one (1) year for future shareholder advisory votes on the Corporation's executive compensation program; and at the discretion of the proxies upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting To Be Held on April 28, 2026:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

V84586-P46328

FIRST COMMUNITY BANKSHARES, INC.
This revocable proxy is solicited on behalf of the Board of Directors
Annual Meeting of Shareholders
April 28, 2026
2:00 p.m., Eastern Daylight Time

The undersigned appoints Samuel G. Hill and Crystal R. Cline, or either of them, proxies to vote all shares of common stock ("Common Stock") of First Community Bankshares, Inc. (the "Corporation") which the undersigned is entitled to vote at the annual meeting (the "Annual Meeting") of shareholders of the Corporation, to be held on April 28, 2026 at 2:00 p.m., Eastern Daylight Time, at the First Community Bankshares, Inc. Corporate Center located at 29 College Drive, Bluefield, Virginia 24605, or at any adjournment thereof, on the matters as set forth in the proxy statement for the Annual Meeting and on all matters properly presented at the Annual Meeting.

This instruction and proxy card is also solicited by the Board of Directors of the Corporation for persons who participate in the First Community Bankshares, Inc. Employee Stock Ownership and Savings Plan ("Plan"). By signing this instruction and proxy card, or by phone or Internet, the undersigned hereby instructs First Community Bank, the trustee of the Plan, to exercise the voting rights relating to any shares of Common Stock allocable to his or her account(s) as of the close of business on February 27, 2026.

The trustee will tabulate the votes received from all Plan participants by April 23, 2026, and shall vote the shares of Common Stock as directed. **In the event any participant in the Plan does not provide voting directions, the trustee of the Plan shall vote the participant's shares of Common Stock as the trustee, in its sole discretion, shall deem appropriate.**

The undersigned acknowledges receipt of the Notice and Proxy Statement dated March 11, 2026, and hereby revokes all proxies previously given by the undersigned for said meeting.

Proxies will be voted as directed. In the absence of specific direction, signed proxies will be voted in accordance with the recommendations of the Board of Directors of the Corporation and in the discretion of the proxy holders upon such other matters as may properly come before the Annual Meeting.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

Your **Vote** Counts!

FIRST COMMUNITY BANKSHARES, INC.

2026 Annual Meeting
Vote by April 27, 2026 11:59 PM ET. For shares held in a Plan, vote by April 23, 2026 11:59 PM ET.

First Community Bankshares, Inc.

FIRST COMMUNITY BANKSHARES, INC.
P.O. BOX 989
BLUEFIELD, VA 24605-0989

V84595-P46328

You invested in FIRST COMMUNITY BANKSHARES, INC. and it's time to vote!

You have the right to vote on proposals being presented at the Annual Meeting. **This is an important notice regarding the availability of proxy materials for the shareholder meeting to be held on April 28, 2026.**

Get informed before you vote

View the Notice and Proxy Statement and Form 10-K online OR you can receive a free paper or email copy of the material(s) by requesting prior to April 14, 2026. If you would like to request a copy of the material(s) for this and/or future shareholder meetings, you may (1) visit www.ProxyVote.com, (2) call 1-800-579-1639 or (3) send an email to sendmaterial@proxyvote.com. If sending an email, please include your control number (indicated below) in the subject line. Unless requested, you will not otherwise receive a paper or email copy.

For complete information and to vote, visit **www.ProxyVote.com**

Control #

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Point your camera here and vote without entering a control number

Vote in Person at the Meeting*

April 28, 2026
2:00 PM EDT

*Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote at www.ProxyVote.com

THIS IS NOT A VOTABLE BALLOT

This is an overview of the proposals being presented at the upcoming shareholder meeting. Please follow the instructions on the reverse side to vote these important matters.

Voting Items		Board Recommends
1.	Election of Directors **Nominees, Class of 2029** 01) Gary R. Mills 02) M. Adam Sarver	For
2.	To approve, on a non-binding advisory basis, the Corporation's executive compensation program for fiscal year 2025.	For
3.	To recommend, on a non-binding advisory basis, the frequency of future shareholder advisory votes on the Corporation's executive compensation program.	1 Year
4.	To ratify the selection of the independent registered public accounting firm for 2026.	For

NOTE: The shares represented by the proxy, when properly executed, will be voted in the manner directed herein by the undersigned. If no direction is made, this proxy will be voted FOR the election of all nominees in Proposal 1; FOR Proposals 2 and 4; FOR approval on a non-binding, advisory basis, of a frequency of every one (1) year for future shareholder advisory votes on the Corporation's executive compensation program; and at the discretion of the proxies upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Prefer to receive an email instead? While voting on www.ProxyVote.com, be sure to click "Delivery Settings".

V84596-P46328